UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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Service Corporation International
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Service Corporation International

Proxy Statement and 2012 Annual Meeting Notice

2012 Annual Meeting

Date: Wednesday, May 9, 2012
Time: 9:00 a.m. Houston time
Place: Conference Center, Heritage I and II
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019

Service Corporation International
1929 Allen Parkway, P.O. Box 130548
Houston, Texas 77219-0548 March 30, 2012

Dear Shareholder,
As the owner of shares of Service Corporation International, please accept my invitation to attend the Company's Annual Meeting of Shareholders. It is scheduled for Wednesday, May 9, 2012, at 9:00 a.m. Houston time in the Conference Center, Heritage I and II, Service Corporation International, 1929 Allen Parkway, Houston, Texas. You will have an opportunity to ask questions, express your views, and meet members of SCI's executive team and Board of Directors.
As we approach the year's annual meeting, I would like to pay special tribute to Mr. A. J. Foyt, Jr., a valued member of our Board of Directors who is retiring as his latest term of service comes to a close. Mr. Foyt has been a respected member of the Board since 1974, and we have benefited greatly from his ongoing wisdom and counsel. I know that his colleagues on the Board join me in thanking him for his many years of participation, and we wish him well in all of his future endeavors.
At this year's annual meeting, we will present for your consideration Mr. Marcus A. Watts as a new candidate for election to the Board. His nomination was recommended by our nominating committee and was endorsed by the entire Board. Mr. Watts serves as President of The Friedkin Group and, prior to that, he was Vice Chairman and Managing Partner-Houston of the law firm of Locke Lord LLP. He has over 26 years of experience in corporate and securities law, governance and related matters. In addition, Mr. Watts has served on the boards of public and private companies as well as various civic and community boards.
On behalf of the Board of Directors and our employees, I would like to express our appreciation for your continuing support. I look forward to greeting in person all shareholders who are able to join us at our Annual Meeting.
Sincerely,

R. L. Waltrip
Chairman of the Board

Service Corporation International
1929 Allen Parkway, P.O. Box 130548
Houston, Texas 77219-0548

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 9, 2012

To Our Shareholders:
The Annual Meeting of Shareholders of Service Corporation International (“SCI” or the “Company”) will be held in the Conference Center, Heritage I and II, Service Corporation International, 1929 Allen Parkway, Houston, Texas at 9:00 a.m. Houston time on May 9, 2012 for the following purposes:

1.	To elect four nominees to the Board of Directors (the “Board”).

2.	To approve the appointment of PricewaterhouseCoopers LLP as SCI's independent registered public accounting firm for the 2012 fiscal year.

3.	To approve, on an advisory basis, the named executive officer compensation.
The Company will also transact such other business that may properly come before the meeting. Only shareholders of record at the close of business on March 12, 2012 are entitled to notice of and to vote at the Annual Meeting. A majority of the outstanding shares entitled to vote is required for a quorum.
It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience in order to ensure a quorum at the meeting. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.
By Order of the Board of Directors,

Gregory T. Sangalis
Senior Vice President, General Counsel and Secretary
Houston, Texas
March 30, 2012

Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548

PROXY STATEMENT

Proxy Voting: Questions & Answers

Q:	Who is entitled to vote?
A: Shareholders of record who held common stock of SCI at the close of business on March 12, 2012 are entitled to vote at the 2012 Annual Meeting of Shareholders (the “Annual Meeting”). As of the close of business on that date, there were outstanding 217,892,467 shares of SCI common stock, $1.00 par value (“Common Stock”).
Q: What are shareholders being asked to vote on?
A: Shareholders are being asked to vote on the following items at the Annual Meeting:

1.	Election of four nominees to the Board of Directors.

2.	Approval of PricewaterhouseCoopers LLP as SCI's independent registered public accounting firm for the 2012 fiscal year.

3.	Consideration of an advisory vote to approve named executive officer compensation.
The Company will also transact such other business as may properly come before the meeting. The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for approval of each of the proposals.
Q: How do I vote my shares?
A: You can vote your shares using one of the following methods:

•	Vote through the internet at www.proxyvote.com using the instructions on the proxy or voting instruction card.

•	Vote by telephone using the toll-free number shown on the proxy or voting instruction card.

•	Complete, sign and return a written proxy card in the pre-stamped envelope provided.

•	Attend and vote at the meeting.
Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. Unless you are planning to vote at the meeting, your vote must be received on or before May 8, 2012.
Even if you submit your vote by one of the first three methods mentioned above, you may still vote at the meeting if you are the record holder of your shares or hold a legal proxy from the record holder. Your vote at the meeting will constitute a revocation of your earlier voting instructions.
Q: What if I want to vote in person at the Annual Meeting?
A: The Notice of Annual Meeting of Shareholders provides details of the date, time and place of the Annual

Meeting, if you wish to vote in person.
Q: How does the Board of Directors recommend voting?
A: The Board of Directors recommends voting:

•	FOR each of the four nominees to the Board of Directors. Biographical information for each nominee is outlined in this Proxy Statement under “Election of Directors”.

•	FOR approval of PricewaterhouseCoopers LLP as SCI's independent registered public accounting firm for the 2012 fiscal year.

•	FOR approval, on an advisory basis, of named executive officer compensation.
Although the Board of Directors does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises, the proxies that do not withhold authority to vote for directors will be voted for a substitute nominee(s) chosen by the Board.
Q: If I give my proxy, how will my stock be voted on other business brought up at the Annual Meeting?
A: By submitting your proxy, you authorize the persons named on the proxy card to use their discretion in voting on any other matters properly brought before the Annual Meeting. At the date hereof, SCI does not know of any other business to be considered at the Annual Meeting.
Q: Why is it important to vote via the internet or telephone, or send in my proxy card so that it is received on or before May 8, 2012?
A: The Company cannot conduct business at the Annual Meeting unless a quorum is present. A quorum will only be present if a majority of the outstanding shares of SCI common stock as of March 9, 2012 is present at the meeting in person or by proxy. It is for this reason that we urge you to vote via the internet or telephone or send in your completed proxy card(s) as soon as possible, so that your shares can be voted even if you cannot attend the meeting.
Q: Can I revoke my proxy once I have given it?
A: Yes. Your proxy, even though executed and returned, may be revoked any time prior to the time that it is voted at the Annual Meeting by a later-dated proxy or by written notice of revocation filed with the Secretary, Gregory T. Sangalis. Alternatively, you can attend the Annual Meeting, revoke your proxy in person, and vote at the meeting itself.
Q: How will the votes be counted?
A:  Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein, or if a shareholder does not specify how the shares represented by his or her proxy are to be voted, they will be voted (i) for the nominees listed therein (or for other nominees as provided above), (ii) for approval of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm, and (iii) for approval on an advisory basis of named executive officer compensation. Holders of SCI common stock are entitled to one vote per share on each matter considered at the Annual Meeting. In the election of directors, a shareholder has the right to vote the number of his or her shares for as many persons as there are to be elected as directors. Shareholders do not have the right to cumulate votes in the election of directors. Abstentions are counted towards the calculation of a quorum. An abstention has the same effect as a vote against a proposal, or in the case of the election of directors, as shares for which voting power has been withheld.
Q: What if my SCI shares are held through a bank or broker?
A:  If your shares are held through a broker or bank, you will receive voting instructions from your bank or broker describing how to vote your stock. If you do not vote your shares, your broker or bank does not have the discretion to vote your shares on the proposals, except that they have the discretion to vote your shares for approval of Pricewaterhouse Coopers LLP as SCI's independent registered public accounting firm for the 2012 fiscal year. A “broker non-vote” refers to a proxy that votes on one matter, but indicates that the holder does not have the authority to vote on other matters. Broker non-votes will have the following effects at our Annual Meeting: for purposes of determining whether a quorum is present, a broker non-vote is deemed to be present at the meeting; for purposes of the election of directors and other matters to be voted on at the meeting, a broker non-vote will not be counted.
Q: How does a shareholder or interested party communicate with the Board of Directors, committees or individual directors?
A:  Any shareholder or interested party may communicate with the Board of Directors, any committee of the Board, the non-management directors as a group or any director, by sending written communications addressed to the Board of Directors of Service Corporation International, a Board committee, the non-management directors or such individual director or directors, c/o Secretary, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019. All communications will be compiled by the Secretary of the Company and submitted to the Board of Directors (or other addressee) at the next regular Board meeting.
Q: What is the Company's Web address?
A:  The SCI home page is www.sci-corp.com. At the website, the following information is available for viewing. The information below is also available in print to any shareholder who requests it.

•	Bylaws of SCI

•	Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee

•	Corporate Governance Guidelines

•	Principles of Conduct and Ethics for the Board of Directors

•	Code of Conduct and Ethics for Officers and Employees
Q: How can I obtain a copy of the Annual Report on Form 10-K?
A: A copy of SCI's 2011 Annual Report on Form 10-K is furnished with this proxy statement to each shareholder entitled to vote at the Annual Meeting. If you do not receive a copy of the Annual Report on Form 10-K, you may obtain one free of charge by writing to Investor Relations, P.O. Box 130548, Houston, Texas 77219-0548.
This Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy card are furnished to shareholders beginning on or about March 30, 2012.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors consists of eleven members and is divided into three classes, each with a staggered term of three years. At this year's Annual Meeting, shareholders will be asked to elect four directors to the Board. These directors will be elected for three-year terms expiring in 2015. Set forth below are profiles for each of the four candidates nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election by shareholders at this year's Annual Meeting. Directors are elected by a majority of votes cast.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE FOLLOWING NOMINEES.

R. L. WALTRIP
Age: 81	Director Since: 1962	Term Expires: 2015

Mr. Waltrip is the founder and Chairman of the Board of SCI. He has provided invaluable leadership to the Company for over 40 years. A licensed funeral director, Mr. Waltrip grew up in his family's funeral business and assumed management of the firm in the 1950s. He began buying additional funeral homes in the 1960s and achieved significant cost efficiencies through the “cluster” strategy of sharing pooled resources among numerous locations. At the end of 2011, the network he began had grown to include more than 1,700 funeral service locations and cemeteries. Mr. Waltrip took SCI public in 1969. Mr. Waltrip holds a bachelor's degree in business administration from the University of Houston. The Board of Directors believes that Mr. Waltrip should serve as a Director because of his extensive knowledge and experience related to the death care industry and the Company as well as his executive and business experience as described above.

SCI Common Shares Beneficially Owned(1): 3,430,357(2) Other Directorships in Last Five Years: None

ANTHONY L. COELHO
Age: 69	Director Since: 1991	Term Expires: 2015

Mr. Coelho was a member of the U.S. House of Representatives from 1978 to 1989. After leaving Congress, he joined Wertheim Schroder & Company, an investment banking firm in New York and became President and CEO of Wertheim Schroder Financial Services. From October 1995 to September 1997, he served as Chairman and CEO of an education and training technology company that he established and subsequently sold. He served as general chairman of the presidential campaign of former Vice President Al Gore from April 1999 until June 2000. Since 1997, Mr. Coelho has worked independently as a business and political consultant. Mr. Coelho also served as Chairman of the President's Committee on Employment of People with Disabilities from 1994 to 2001. He previously served as Chairman of the Board of the Epilepsy Foundation. The Board of Directors believes that Mr. Coelho should serve as a Director because of his political acumen and contacts as well as his executive, financial and business experience as described above.

SCI Common Shares Beneficially Owned(1): 52,090
Other Directorships in Last Five Years: CepTor Corporation, Cyberonics, Inc., Stem Cell Innovation, Inc., Universal Access Global Holdings, Inc. and Warren Resources, Inc.

(1)  Details are provided in the footnotes to the table of director and officer shareholdings listed under “Voting Securities and Principal Holders”.
(2)  Includes 1,530,333 shares which may be acquired by Mr. R. L. Waltrip upon exercise of stock options exercisable within 60 days of March 12, 2012.

MARCUS A. WATTS
Age: 53	Director Since: New Candidate	Term Expires: 2015

Effective January 1, 2011 Mr. Watts joined The Friedkin Group as President. The Friedkin Group serves as an umbrella company overseeing various business interests that are principally automotive related, including Gulf States Toyota, Inc., a wholesale distributor of Toyota vehicles and products. Prior to joining The Friedkin Group, Mr. Watts was Vice Chairman and Managing Partner-Houston of the 700-attorney law firm of Locke Lord LLP, with over 26 years of experience in corporate and securities law, governance and related matters. Mr. Watts served on the Board of Complete Production Services, Inc. from March 2007 until February 2012, at which time Complete Production Services, Inc. was acquired by Superior Energy Services. Mr. Watts currently serves on the board of a private real estate company, Highland Resources, Inc., and various civic and community boards including MD Anderson, The Salvation Army of Greater Houston Advisory Board and the YMCA of Greater Houston. The Board of Directors believes that Mr. Watts should serve as a Director because of his legal expertise as well as his executive and business experience as described above.

SCI Common Shares Beneficially Owned(1): 16,600 Other Directorships in Last Five Years: Complete Production Services, Inc.

EDWARD E. WILLIAMS
Age: 66	Director Since: 1991	Term Expires: 2015

Dr. Williams holds the Henry Gardiner Symonds Chair (an endowed professorship) at the Jesse H. Jones Graduate School of Management at Rice University, where he teaches classes on entrepreneurship, value creation, venture capital investing, business valuations, leveraged buyouts and the acquisition of existing concerns. Dr. Williams has been named by Business Week as the Number Two Entrepreneurship Professor in the United States. Dr. Williams holds a PhD with specialization in Finance, Accounting and Economics. He has taught finance, accounting, economics and entrepreneurship at the graduate level, has written numerous articles in finance, accounting, economics and entrepreneurship journals, has taught courses in financial statement analysis and continues to do academic research in his areas of specialty. He is the author or co-author of over 50 articles and eleven books on business planning, entrepreneurship, investment analysis, accounting and finance. The Board of Directors believes that Dr. Williams should serve as a Director because of his academic, economic, accounting, financial, investment and business knowledge and experience as described above.

SCI Common Shares Beneficially Owned(1): 273,741 Other Directorships in Last Five Years: None

(1)  Details are provided in the footnotes to the tables of director and officer shareholdings listed under “Voting Securities and Principal Holders”.

The following are profiles of the other continuing directors currently serving on the Board of SCI:

THOMAS L. RYAN
Age: 46	Director Since: 2004	Term Expires: 2014

Mr. Ryan was elected Chief Executive Officer of Service Corporation International in February 2005 and has served as President of SCI since July 2002. Mr. Ryan joined the Company in 1996 and served in a variety of financial management roles until November 2000, when he was asked to serve as Chief Executive Officer of European Operations. In July 2002, Mr. Ryan was appointed Chief Operating Officer of SCI, a position he held until February 2005. Before joining SCI, Mr. Ryan was a certified public accountant with Coopers & Lybrand LLP for eight years. He holds a bachelor's degree in business administration from the University of Texas at Austin. Mr. Ryan serves as Chairman of the Board of Trustees of the United Way of Greater Houston. Mr. Ryan also serves on the Board of Directors of the Greater Houston Partnership and the Salvation Army Greater Houston Area Advisory Board. He serves on the GHCF Community Foundation Council. Mr. Ryan also serves on the University of Texas McCombs Business School Advisory Council. The Board of Directors believes that Mr. Ryan should serve as a Director because of his extensive knowledge and experience related to the death care industry and the Company as well as his executive, accounting and business experience as described above.

SCI Common Shares Beneficially Owned (1): 3,535,638(2) Other Directorships in Last Five Years: None

ALAN R. BUCKWALTER
Age: 65	Director Since: 2003	Term Expires: 2013

Mr. Buckwalter retired in 2003 as Chairman of J.P. Morgan Chase Bank, South Region after a career of over 30 years in banking that involved management of corporate, commercial, capital markets, international, private banking and retail departments. He served as head of the Banking Division and Leveraged Finance Unit within the Banking and Corporate Finance Group of Chemical Bank and Chairman and CEO of Chase Bank of Texas. Mr. Buckwalter has attended executive management programs at Harvard Business School and the Stanford Executive Program at Stanford University. He is a Board member of the National Association of Corporate Directors (Houston chapter). He is also an avid community volunteer, serving on the Boards of Texas Medical Center and the American Red Cross (Houston chapter). The Board of Directors believes that Mr. Buckwalter should serve as a Director because of his executive, banking, financial and business experience as described above.

SCI Common Shares Beneficially Owned(1): 104,287 Other Directorships in Last Five Years: Plains Exploration and Production Company

(1)  Details are provided in the footnotes to the tables of director and officer shareholdings listed under “Voting Securities and Principal Holders”.

(2)  Includes 2,488,466 shares which may be acquired by Mr. Thomas L. Ryan upon exercise of stock options exercisable within 60 days of March 12, 2012.

MALCOLM GILLIS
Age: 71	Director Since: 2004	Term Expires: 2014

Malcolm Gillis, Ph.D., is a University Professor and former President of Rice University, a position he held from 1993 to June 2004. He is an internationally respected academician and widely published author in the field of economics with major experience in fiscal reform and environmental policy. Dr. Gillis has taught at Harvard and Duke Universities and has held named professorships at Duke and Rice Universities. He has served as a consultant to numerous U.S. agencies and foreign governments. Additionally, he has held memberships in many national and international committees, boards, and advisory councils. He holds Bachelor's and Master's degrees from the University of Florida and a Doctorate from the University of Illinois. The Board of Directors believes that Dr. Gillis should serve as a Director because of his academic, economic, financial and business knowledge as well as his executive experience as described above.

SCI Common Shares Beneficially Owned(1): 77,593 Other Directorships in Last Five Years: AECOM Technology Corporation, Electronic Data Systems Corp., Halliburton Co. and Introgen Therapeutics, Inc.

VICTOR L. LUND
Age: 64	Director Since: 2000	Term Expires: 2013

Since December 2006, Mr. Lund has served as Chairman of the Board of DemandTec, Inc., a software company. From May 2002 to December 2004, Mr. Lund served as Chairman of the Board of Mariner Healthcare, Inc. From 1999 to 2002, he served as Vice Chairman of the Board of Albertsons, Inc. prior to which he had a 22-year career with American Stores Company in various positions, including Chairman of the Board and Chief Executive Officer, Chief Financial Officer and Corporate Controller. Prior to that time, Mr. Lund was a practicing audit CPA for five years, held a CPA license and received the highest score on the CPA exam in the State of Utah in the year that he was licensed. He also holds an MBA and a BA in Accounting. The Board of Directors believes that Mr. Lund should serve as a Director because of his accounting expertise as well as his executive, financial and business experience as described above.

SCI Common Shares Beneficially Owned(1): 140,757
Other Directorships in Last Five Years: Borders Group, Del Monte Foods Company,
Delta Airlines, Inc., DemandTec, Inc., Mariner Healthcare, Inc., NCR Corporation and Teradata Corporation

(1)  Details are provided in the footnotes to the tables of director and officer shareholdings listed under “Voting Securities and Principal Holders”.

JOHN W. MECOM, JR.
Age: 72	Director Since: 1983	Term Expires: 2013

Mr. Mecom has been involved in the purchase, management and sale of business interests in a variety of industries. He has owned and managed over 500,000 acres of surface and mineral interests throughout the U.S. He has been involved in the purchase, renovation, management and sale of luxury hotels in the U.S., Peru and Mexico. He purchased the New Orleans Saints NFL team in 1967 and sold his interest in 1985. He is currently Chairman of the John W. Mecom Company and principal owner of John Gardiner's Tennis Ranch. The Board of Directors believes that Mr. Mecom should serve as a Director because of his varied executive, investment and business experience as described above.

SCI Common Shares Beneficially Owned(1): 120,199 Other Directorships in Last Five Years: None

CLIFTON H. MORRIS, JR.
Age: 76	Director Since: 1990	Term Expires: 2014

Mr. Morris is currently the Chairman and Chief Executive Officer of JBC Funding, LLC, a corporate lending and investment firm. From May 1988 to September 2010, Mr. Morris was the Chairman of AmeriCredit Corp. (financing of automotive vehicles), previously having served as Chief Executive Officer and President of that company. Previously, he served as Chief Financial Officer of Cash America International, prior to which he owned his own public accounting firm. He is a certified public accountant with 50 years of certification, a Lifetime Member of the Texas Society of Certified Public Accountants and an Honorary Member of the American Institute of Certified Public Accountants. Mr. Morris was instrumental in the early formulation and initial public offerings of SCI, Cash America International and AmeriCredit Corp. From 1966 to 1971, he served as Vice President of treasury and other financial positions at SCI, returning to serve on the Company's Board of Directors in 1990. Mr. Morris was named 2001 Business Executive of the Year by the Fort Worth Business Hall of Fame. He is also an avid community volunteer, having served on the Community Foundation of North Texas, Fort Worth Chamber of Commerce and Fort Worth Country Day School. The Board of Directors believes that Mr. Morris should serve as a Director because of his executive, financial, investment and business experience as well as his accounting expertise as described above.

SCI Common Shares Beneficially Owned(1): 168,227 Other Directorships in Last Five Years: AmeriCredit Corp.

(1)  Details are provided in the footnotes to the table of director and officer shareholdings listed under “Voting Securities and Principal Holders”.

W. BLAIR WALTRIP
Age: 57	Director Since: 1986	Term Expires: 2014

Mr. Waltrip held various positions with SCI from 1977 to 2000, including serving as Vice President of Corporate Development, Senior Vice President of Funeral Operations, Executive Vice President of SCI's real estate division, Chairman and CEO of Service Corporation International (Canada) Limited (a subsidiary taken public on The Toronto Stock Exchange) and Executive Vice President of SCI. Mr. Waltrip's experience has provided him with knowledge of almost all aspects of the Company and its industry with specific expertise in North American funeral/cemetery operations and real estate management. Since leaving SCI in 2000, Mr. Waltrip has been an independent investor, primarily engaged in overseeing family and trust investments. Mr. Waltrip is the son of SCI's founder, R. L. Waltrip. The Board of Directors believes that Mr. Waltrip should serve as a Director because of his extensive knowledge and experience related to the death care industry and the Company as well as his executive and business experience as described above.

SCI Common Shares Beneficially Owned(1): 1,605,870 Other Directorships in Last Five Years: Sanders Morris Harris Group, Inc.

(1)  Details are provided in the footnotes to the table of director and officer shareholdings listed under “Voting Securities and Principal Holders”.

Board Composition and Meetings
The Board of SCI is comprised of a majority of independent directors. The Audit, Compensation and Nominating and Corporate Governance Committees of the Board are all comprised entirely of directors who are independent within the meaning of Securities and Exchange Commission (“SEC”) regulations and the listing standards of the New York Stock Exchange. The Board of Directors held six meetings in 2011. Each Board member attended at least 75% of the total number of meetings of the Board and Board committees on which he served. Although the Board does not have a policy on director attendance at annual meetings, all Board members attended the Company's 2011 Annual Meeting of Shareholders.
Consideration of Director Nominees
The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company's Secretary in writing with whatever supporting material the shareholder considers appropriate. To be considered, the written recommendation from a shareholder must be received by the Company's Secretary at least 120 calendar days prior to the anniversary of the date of the Company's Proxy Statement for the prior year's Annual Meeting of Shareholders.
Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee will consider the available information concerning the nominee, including the Committee's own knowledge of the prospective nominee, and may seek additional information or an interview. If the Committee determines that further consideration is warranted, the Committee will then evaluate the prospective nominee against the standards and qualifications set out in the Company's Corporate Governance Guidelines. Although the Guidelines do not specifically address diversity, the Committee considers diversity of experience, education, skills, background and other factors in the evaluation of prospective nominees. The Guidelines include the following:

•	the prospective nominee's integrity, character and accountability;

•	the prospective nominee's ability to provide wise and thoughtful counsel on a broad range of issues;

•	the prospective nominee's financial literacy and ability to read and understand financial statements and other indices of financial performance;

•	the prospective nominee's ability to work effectively with mature confidence as part of a team;

•	the prospective nominee's ability to provide counsel to management in developing creative solutions and in identifying innovative opportunities; and

•	the commitment of the prospective nominee to prepare for and attend meetings and to be accessible to management and other directors.
The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. After completing this process, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee. With regard to the current nominees, Mr. Watts was recommended to the Nominating and Corporate Governance Committee by the Chief Executive Officer.

Director Independence
In August 2003, the Board adopted its Corporate Governance Guidelines. The Guidelines incorporate the director independence standards of the New York Stock Exchange. The portion of the Guidelines addressing director independence is as follows:
“3.1 Board Independence
The majority of the Board of Directors of SCI will be comprised of independent directors, meaning directors who have no material relationship with SCI (either directly or as a partner, shareholder, or officer of an organization that has a material relationship with SCI). In addition, the Audit, Compensation, and Nominating and Corporate Governance Committees of SCI will be comprised entirely of independent directors.
The Nominating and Corporate Governance Committee of SCI will review the independence of SCI's directors on an ongoing basis to ensure that Board and Board committee composition is consistent with these principles and with the rules of the New York Stock Exchange and/or other applicable rules.”
Pursuant to the Guidelines, the Board undertook a review of director independence in February 2011. For this review, the Board considered the findings and recommendations of the Nominating and Corporate Governance Committee. The Board and the Committee considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Transactions” below.
As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the standards set forth in the Guidelines, with the exception of R. L. Waltrip, Thomas L. Ryan and W. Blair Waltrip. Messrs. R. L. Waltrip and Ryan are considered inside directors because of their employment as senior executives of the Company. Mr. W. Blair Waltrip is considered a non-independent director because he is the son of an executive officer, Mr. R. L. Waltrip. The Company believes that Mr. Watts, when elected, will be an independent director based upon information he furnished.
Leadership Structure
Under the current leadership structure of the Board, the offices of Chairman of the Board and Chief Executive Officer are held by two people - R.L. Waltrip and Thomas L. Ryan, respectively. Prior to 2005, the two offices were held by Mr. R.L. Waltrip. In February 2005, the Board elected Mr. Ryan as Chief Executive Officer in accordance with the Company's succession plan to transfer day-to-day operational responsibilities. The Company believes this leadership structure remains appropriate because it vests operational leadership in a dynamic and talented leader who has significant knowledge of the deathcare industry. Further, this structure retains the leadership services and vision of Mr. Waltrip, the founder of the Company and the most recognized icon in the industry, who has provided invaluable leadership to the Company for over 40 years.
Risk Oversight
The Board of Directors has assigned to the Nominating and Corporate Governance Committee the quarterly oversight responsibility for the Company's enterprise risk management function. Management has the primary responsibility to identify risks and risk mitigation strategies and provides periodic reports to the Nominating and Corporate Governance Committee. The Audit Committee is responsible for oversight of major financial risks relating to the Company's accounting matters and financial reporting compliance. The Compensation Committee has oversight of the risk assessment of the Company's compensation programs. The Investment Committee has oversight of risks relating to the investment of trust funds. The Nominating and Corporate Governance Committee compiles risk assessments of the other committees and of management and periodically provides enterprise risk management reports to the Board.

Board Committees

NAME OF COMMITTEE AND MEMBERS		FUNCTIONS OF THE COMMITTEE

Audit Committee Victor L. Lund (Chair) Alan R. Buckwalter, III Malcolm Gillis Clifton H. Morris, Jr. Edward E. Williams Meetings In 2011 Eight	•
Assists the Board of Directors in fulfilling its oversight responsibilities to ensure the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications, independence and performance of the independent registered public accounting firm and the performance and effectiveness of the Company's internal audit function.

•
Reviews the annual audited financial statements with SCI management and the independent registered public accounting firm, including items noted under “Management's Discussion and Analysis of Financial Condition and Results of Operations” and any major issues regarding accounting principles and practices. This includes a review of analysis by management and discussion with the independent registered public accounting firm of any significant financial reporting issues and judgments made by management in the preparation of the financial statements, including the effect of alternative GAAP methods.

•
Reviews SCI's quarterly financial statements with management and the independent registered public accounting firm prior to the release of quarterly earnings and the filing of quarterly reports with the SEC, including the results of the independent registered public accounting firm's reviews of the quarterly financial statements.

•
Reviews with management and the independent registered public accounting firm the effect of any major changes to SCI's accounting principles and practices, as well as the impact of any regulatory and accounting initiatives on SCI's financial statements.

•
Reviews the qualifications, independence and performance of the independent registered public accounting firm annually and recommends the appointment or re-appointment of the independent registered public accounting firm. The Audit Committee is directly responsible for the engagement, compensation and replacement, if appropriate, of the independent registered public accounting firm.

•
Meets at least quarterly with the independent registered public accounting firm without SCI management present. Reviews with the independent registered public accounting firm any audit problems or difficulties and management's responses to address these issues.

	•	Meets with SCI management at least quarterly to review any matters the Audit Committee believes should be discussed.
•
Meets with SCI management to discuss policies with respect to risk assessment and risk management and to review SCI's major financial risks and steps management has taken to monitor and control such exposures.

	•	Reviews with the Company's legal counsel any legal matters that could have a significant impact on the Company's financial statements.

Board Committees (cont'd)

NAME OF COMMITTEE AND MEMBERS		FUNCTIONS OF THE COMMITTEE

Audit Committee (Cont’d)	•
Reviews and discusses summary reports from SCI's Careline, a toll-free number available to Company employees to make anonymous reports of any complaints or issues regarding infringements of ethical or professional practice by any SCI employee regarding financial matters; discusses with SCI management actions taken in response to any significant issues arising from these summaries.

•
In accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee also reviews reports relative to the effectiveness of SCI's internal control over financial reporting, including obtaining and reviewing a report by the independent registered public accounting firm regarding the effectiveness of SCI's internal control over financial reporting. The Audit Committee reviews any material issues raised by the most recent assessment of the effectiveness of SCI's internal control over financial reporting and any steps taken to deal with such issues.

Board Committees (cont'd)

NAME OF COMMITTEE AND MEMBERS		FUNCTIONS OF THE COMMITTEE

Nominating and Corporate Governance Committee Anthony L. Coelho (Chair) Alan R. Buckwalter, III Victor L. Lund John W. Mecom, Jr. Clifton H. Morris, Jr. Edward E. Williams Meetings In 2011 Four	•
Oversees the composition of the Board of Directors of SCI and the Board committees, including the process for identifying and recruiting new candidates for the Board, developing a re-nomination review process for current Board members and considering nominees recommended by shareholders in accordance with the bylaws

	•	Makes recommendations to the Board with respect to the nomination of candidates for Board membership and committee assignments, including the chairmanships of the Board committees.
•
Provides leadership to the Board in the development of corporate governance principles and practices, including the development of Corporate Governance Guidelines and a Code of Business Conduct and Ethics.

	•	Oversees the Company's enterprise risk management function.
•
In conjunction with the full Board, oversees CEO succession planning and reviews succession plans for other SCI executives, including the development of both short-term (emergency) and long-term CEO succession plans, and leadership development planning. Monitors progress against these plans and reports to the full Board on this issue at least annually.

	•	Develops and leads the annual Board evaluation of the performance of the CEO and presents the results of this evaluation to the full Board for discussion and approval.
	•	With outside assistance, when needed, makes recommendations to the full Board with respect to compensation for Board members.
	•	Oversees the development of orientation programs for new Board members in conjunction with SCI's Chairman.
•
Oversees continuing education sessions for SCI directors. This includes monitoring various director education courses offered by universities and other institutions, making recommendations to the Board as to which of these might be most useful to attend, and developing other education initiatives that may be practical and useful to Board members, including development of a program for Board member visits to SCI sites and facilities.

•
Oversees and implements the annual process for assessment of the performance of SCI's Board and of the Nominating and Corporate Governance Committee, and coordinates the annual performance assessment of the Board committees.

	•	Oversees and implements the individual peer review process for assessment of the performance of individual members of the Board.
	•	The Committee Chair presides at executive sessions of non-management directors held during every SCI Board meeting.

Board Committees (cont’d)

NAME OF COMMITTEE AND MEMBERS		FUNCTIONS OF THE COMMITTEE

Investment Committee Edward E. Williams (Chair) Anthony L. Coelho Malcolm Gillis John W. Mecom, Jr. W. Blair Waltrip Meetings In 2011 Four	•
Assists the Board of Directors in fulfilling its responsibility in the oversight management of internal and external assets. Internal assets are short-term investments for the Company's own account. External assets are funds received by the Company and placed into Trust in accordance with applicable state laws related to prearranged sale of funerals, cemetery merchandise and services and perpetual care funds (“Trusts”) which are deposited with financial institutions (the “Trustees”).

•
Works in conjunction with the Investment Operating Committee of SCI, a committee comprised of senior SCI officers and other managers, which supports the Investment Committee by providing day-to-day oversight of the internal and external assets. The Investment Committee's policies are implemented through the Investment Operating Committee of SCI.

	•	Provides guidance to the Trustees regarding the management of the SCI U.S. Trust funds.
	•	Determines that the Trusts' assets are prudently and effectively managed in accordance with the investment policy.
•
Reviews, approves and recommends an investment policy for the Trust funds including (1) asset allocation, (2) individual consideration of each Trust type, (3) acceptable risk levels,(4) total return or income objectives and (5) investment guidelines relating to eligible investments, diversification and concentration restrictions, and performance objectives for specific managers or other investments.

	•	Evaluates performance of the Trustees and approves changes if needed.
	•	Monitors adherence to investment policy and evaluates performance based on achieving stated objectives.
	•	Oversight responsibility for the Company's cash investments on a short term basis.
	•	Oversight responsibility for the Company's prearranged funeral insurance.
	•	Oversight responsibility for the Company's retirement plans.
•
By law, the Trustees are ultimately responsible for all investment decisions. However, the Investment Committee in conjunction with the Investment Operating Committee and a consultant engaged by the Trustees, either directly or indirectly, through the Company's wholly-owned registered investment advisor, recommends investment policies and guidelines and investment manager changes to the Trustees.

Board Committees (cont’d)

NAME OF COMMITTEE AND MEMBERS		FUNCTIONS OF THE COMMITTEE

Compensation Committee Alan R. Buckwalter, III (Chair) Anthony L. Coelho Malcolm Gillis Victor L. Lund John W. Mecom, Jr. Meetings In 2011 Five	•
Oversees the compensation program for SCI's executive officers with a view to ensuring that such program attracts, motivates and retains executive personnel and relates directly to objectives of the Company and shareholders as well as the operating performance of the Company.

•
Sets compensation for the Chairman and the CEO of SCI, and reviews and approves compensation for all other SCI executive officers, including base salaries, short and long-term incentive compensation plans and awards and certain benefits.

•
Determines appropriate individual and Company performance measures, including goals and objectives, to be used in reviewing performance for the purposes of setting compensation for the Chairman, CEO and other executive officers as well as appropriate peer group companies to review for comparative purposes with respect to compensation decisions.

	•	Approves any executive employment contracts for SCI's officers, including the Chairman and the CEO.
•
Retains, as appropriate, compensation consultants to assist the Committee in fulfilling its responsibilities. The consultants report directly to the Committee, which has sole authority to approve the terms of their engagement, including their fees.

	•	Determines SCI stock ownership guidelines for officers, adjusts such guidelines if necessary and reviews at least annually officer compliance with such guidelines.
	•	Assesses the risk of the Company's compensation programs.

Executive Committee Robert L. Waltrip (Chair) Alan R. Buckwalter, III Anthony L. Coelho Victor L. Lund Thomas L. Ryan Meetings In 2011 None	•	Has authority to exercise many of the powers of the full Board between Board meetings.
	•	Is available to meet in circumstances where it is impractical to call a meeting of the full Board and there is urgency for Board discussion and decision-making on a specific issue.

Director Compensation
The following table sets forth director compensation for 2011. The table and following discussion apply to directors who are not employees (outside directors). Employees who are directors do not receive director fees or participate in director compensation.

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Alan R. Buckwalter, III	$107,000	$114,700	NA	$67,441	$289,141
Anthony L. Coelho	98,000	114,700	$11,131	0	223,831
A.J. Foyt	52,500	114,700	6,163	14,089	187,452
Malcolm Gillis	98,000	114,700	NA	42,735	255,435
Victor L. Lund	108,000	114,700	NA	78,990	301,690
John W. Mecom, Jr.	89,250	114,700	21,885	18,132	243,967
Clifton H. Morris, Jr.	84,500	114,700	3,082	38,578	240,860
W. Blair Waltrip	64,500	114,700	NA	9,188	188,388
Edward E. Williams	104,500	114,700	11,224	0	230,424
__________

(1)
Amounts in the Stock Awards column represent the fair market value of each award on the date of grant. Specifically, the value was calculated by multiplying (i) the average of the high and low market prices of a share of common stock of SCI on the date of the grant of the stock award, by (ii) 10,000 shares, which was the number of SCI shares per award.

(2)	Amounts in this column include increases in the actuarial present values of benefits as discussed under “Directors' Retirement Plan” below.
(3)	Amounts in this column are discussed under “Use of Company Aircraft” below.
Stock Award: Annual Retainer
Under the Amended and Restated Director Fee Plan, all outside directors receive an annual retainer of 10,000 shares of Common Stock of SCI or, at each director's option, deferred Common Stock equivalents. The award is made once a year on the date of the Annual Meeting of Shareholders and is 100% vested on the date of grant. Accordingly, each outside director received 10,000 shares of Common Stock or deferred Common Stock equivalents on May 11, 2011. The fair market value of the award is set forth in the column “Stock Awards” in the table above. For dividends pertaining to a director's deferred Common Stock equivalents, the dividends are reinvested in additional deferred Common Stock equivalents based on the fair market value of Common Stock on the dividend record date.

Meeting Fees
In addition to the annual retainer, all outside directors receive $10,000 for each Board meeting attended and receive a further attendance fee for each Committee meeting attended as follows: Audit Committee Chair $6,000, each other committee chair $5,000, Audit Committee members $4,000, and each other committee member $3,000. If the Company initiates a telephone Board or Committee meeting, a participating director is entitled to an attendance fee in an amount equal to 25% of the regular fee described in the preceding sentence. The total meeting fees for each director are set forth in column “Fees Earned or Paid in Cash” in the table above.
Directors may elect to defer all or any of their meeting fees by participating in the Executive Deferred Compensation Plan which is described hereinafter under “Certain Information with Respect to Officers and Directors - Executive Deferred Compensation Plan.” There are no Company contributions made for a director's account in the plan. The director may have deferred fees invested in the funds available under the plan. Any earnings or losses on such deferred fees are not reported in the table above.
Directors' Retirement Plan
Effective January 1, 2001, the Non-Employee Directors' Retirement Plan was amended such that only years of service prior to 2001 are considered for vesting purposes. Non-employee directors who served on the Board prior to that time and were participants in the plan are entitled to receive annual retirement benefits of $42,500 per year for ten years, subject to a vesting schedule, based on their years of Board service. Retirement benefits vested in 25% increments at the end of five, eight, eleven and fifteen years of credited service, except that the benefits vest completely in the event of death while the participant is still a member of the Board or in the event of a change of control of SCI (as defined in the plan). The increases in the actuarial present values of benefits under the plan are reflected in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the table above.
Use of Company Aircraft
For 2011, the incremental cost of personal use of the Company's leased aircraft by each Director is reflected in the column “All Other Compensation” in the table above. The cost includes the average cost of fuel used, direct costs incurred such as flight planning services and food, and an hourly charge for maintenance of engine and airframe. Directors are entitled to certain hours of use of the Company's leased aircraft for personal reasons in accordance with the Company's usage policy approved by the Board of Directors. Hours allowed are approved by the Board. Effective in August 2011, the Board of Directors amended the aircraft policy to remove the requirement that Directors sign a time-sharing agreement under which they reimbursed the Company for certain aircraft operating costs associated with their personal aircraft usage.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis has been prepared by our management and reviewed by the Compensation Committee of our Board of Directors. This discussion provides information and context regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer, and the other three most highly-compensated executive officers in 2011, all of whom are collectively referred to as the “Named Executive Officers”. Our Named Executive Officers for 2011 were:

•	R. L. Waltrip - Chairman of the Board

•	Thomas L. Ryan - President and Chief Executive Officer

•	Michael R. Webb - Executive Vice President and Chief Operating Officer

•	Eric D. Tanzberger - Senior Vice President Chief Financial Officer and Treasurer

•	Sumner J. Waring, III - Senior Vice President Operations
The Company's executive compensation policies are designed to provide aggregate compensation opportunities for our executives that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are to:

•	align executive pay and benefits with the performance of the Company and shareholder returns while fostering a culture of high ethical standards and integrity; and

•	attract, motivate, reward and retain the broad-based management talent required to achieve our corporate directives.
Executive Summary
2011 Company Performance
The Company delivered strong financial results in 2011, including the following:

•	Returned $240 million to shareholders through a combination of dividends and share repurchases.

•	Revenues increased by 5.7% to $2,316 million.

•	Net income increased by 14.6% to $144.9 million.

•	Diluted earnings per share increased by 22% to $.61.

•	Increased preneed funeral sales by 15%.

•	In recognition of our financial strength, increased the dividend 25% in 2011.

Key Features of Our Compensation Programs
Over the course of the past several years, acting in the interests of the stockholders, the Compensation Committee in conjunction with the Company's management has adjusted the Company's compensation programs toward performance based compensation. In addition, we have collectively modified or eliminated certain components of our programs to better align them with stockholders' interests. The following are highlights of our compensation programs, including our emphasis on pay commensurate with performance and actions taken to align aspects of our programs with evolving standards.

Compensation Highlights
• Pay for Performance. A significant portion of the compensation of our Named Executive Officers is directly linked to the Company's performance, as demonstrated in the historical payouts related to our annual and long-term incentive plans. The history of payouts on some components in recent years has ranged from no payout up to or near maximum payouts dependent upon the relevant performance period. In periods of successful Company performance, management has been rewarded with performance-based compensation reflective of the success. However, when performance has not met targeted goals, then performance-based compensation resulted in lower levels of compensation.
• Stock Retention Requirements.  In 2011, we established a policy that an officer retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until that officer has met the stock ownership guidelines.
• Long-Term Disability.  Commencing in 2011, we are eliminating this Company-paid benefit for officers.
• No Tax Gross Ups.  We do not have provisions in our executive employment agreements that provide for tax gross ups in the event of a change of control of the Company.
• No Club Memberships.  Commencing in 2010, we eliminated reimbursement of monthly dues for club memberships.
• Claw-Backs.  The Company maintains claw-back provisions that are triggered in certain circumstances. If triggered, the provisions provide for a claw-back of annual performance-based incentives paid in cash, stock options, restricted stock and performance units.
• 2011 Say-on-Pay Vote. In the advisory vote on the “say-on-pay” proposal at our 2011 annual meeting, over 97% of the shares voted, representing more than 80% of the shares outstanding, were voted to approve the named executive officer compensation.
The above are discussed in more detail in this Compensation Discussion and Analysis and are reflected in the compensation tables.

Role of the Compensation Committee
The Compensation Committee reviews the executive compensation program of the Company to ensure that it is adequate to attract, motivate and retain well-qualified executive officers who will maximize shareholder returns and that it is directly and materially related to the short-term and long-term objectives of the Company and its shareholders as well as the operating performance of the Company. To carry out its role, among other things, the Compensation Committee:

•	reviews appropriate criteria for establishing annual performance targets for executive compensation which are complementary to the Company's long-term strategies for growth;

•	determines appropriate levels of executive compensation by annually conducting a thorough competitive evaluation, reviewing proprietary and proxy information, and consulting with and receiving advice from an independent executive compensation consulting firm;

•
ensures that the Company's executive stock plan, long-term incentive plan, annual incentive compensation plan and other executive compensation plans are administered in accordance with compensation objectives; and

•	approves all new equity-based compensation programs.
Compensation Philosophy and Process
The Company's compensation philosophy as implemented through the Compensation Committee is to align executive compensation with the performance of the Company and the individual by using several compensation components for our executives. The components of our compensation program for our executives consist of:

•	annual base salaries;

•	annual performance-based incentives paid in cash;

•	long-term performance-based incentives delivered in stock options, restricted stock and performance units; and

•	retirement plans providing for financial security.
In summary, our direct compensation provides a balanced approach to compensation and consists of the primary components illustrated below.

Element	Component	Objective
Long-Term Incentive Compensation	Restricted Stock	Supports retention and encourages stock ownership
	Performance Units	Rewards for effective management of Company business over a multi-year period
	Stock Options	Rewards for the Company's stock price appreciation
Annual Cash Compensation	Annual Performance- Based Incentives	Rewards achievement of shorter term financial and operational objectives that we believe are primary drivers of our common stock price over time
	Base Salary	Serves to attract and retain executive talent and may vary with individual or due to marketplace competition or economic conditions
Retirement	Executive Deferred Compensation Plan and 401(k) Plan	Provide financial security for retirement

Our overall compensation philosophy is to target our direct compensation for executives within a range of the market median of the Reference Group as discussed below, with opportunities to exceed the targeted compensation levels through annual performance-based incentives paid in cash and through long-term performance-based incentives. We believe these targeted levels are appropriate in order to motivate, reward, and retain our executives, each of whom have leadership talents and expertise that make them attractive to other companies. Each of the components of compensation is not affected by the amount of any other component. However, the Compensation Committee does review overall compensation for reasonableness and comparability to market median levels and the prior year's compensation.
Compensation decisions are made by our Compensation Committee, based in part on input from independent consultants. Commencing in 2010 and as a result of a selection process, Meridian Compensation Partners, LLC (Meridian) has served as our independent advisor on executive compensation. Meridian is retained by and reports directly to the Compensation Committee, which has the authority to approve Meridian's fees and other terms of engagement. Prior to 2011, the Compensation Committee also retained Clark Consulting to provide advice as to executive benefit programs such as executive life insurance benefits and deferred compensation arrangements. Because Clark Consulting exited the executive benefits consulting and administration business in 2011, the individuals at Clark Consulting who advised us transitioned to Fulcrum Partners. As a result, the Compensation Committee retained Fulcrum Partners in 2011 for advice regarding executive benefits. Annually, the Compensation Committee reviews the fee structure and services provided by their independent consultants in order to affirm their continuation as consultants or to assist the Compensation Committee in the selection of new consultants, if appropriate.
In November of each year, our independent consultant presents to the Compensation Committee comparative data, including benchmarking results discussed below. For the Chairman and the CEO, the Compensation Committee is exclusively responsible for the final determination of all components of compensation but may request input or recommendations from Company management. For other Named Executive Officers (as defined below), the Compensation Committee receives additional recommendations from our CEO and our Vice President of Human Resources for base salary and long-term incentive compensation. In the first quarter of each year, the Compensation Committee reviews the data and recommendations and sets the compensation components of annual base salary, annual performance-based incentives and long-term incentives for that year.
After awards of compensation components are made in the first quarter of each year, the performance components of the officers' compensation are determined based on corporate performance and not on individual performance, except that annual performance-based incentives for three of our operational officers (one of whom is a Named Executive Officer) include performance measures focused on the respective business segments under their management. The compensation components are designed to focus our senior leadership to operate as a team with company-wide goals. This approach serves to align the compensation of our most senior leadership team with the performance of the Company. Once granted, the Compensation Committee generally does not retain any discretion to increase or decrease awards absent attainment of the relevant performance goals. However, the Compensation Committee does have discretion regarding the annual performance-based incentives paid in cash, but the Compensation Committee has not exercised such discretion in the past.
Benchmarking Tools
In reviewing the appropriate range of overall compensation and the appropriate ranges of the components of compensation for 2011, the Compensation Committee used benchmarking tools and surveys presented by Meridian. Competitive data from Meridian represented pay rates for similar positions in general industry companies having revenues of $1-$4 billion. We refer to those companies as the “Reference Group” or the “2011 Reference Group.” The names of the companies comprising the 2011 Reference Group are set forth on Annex A.
At the request of the Compensation Committee, the 2011 Reference Group was developed by Meridian with consideration being given to the overall complexity of the Company's business model. For example, the Company sells preneed contracts (approximately $800 million in 2011) that build up our backlog but are not initially recognized or reported as revenues under GAAP. These preneed contracts are administered by the Company over long periods of time and the Company oversees the management and administration of approximately $3.5 billion in trust funds, the earnings of which are typically deferred under GAAP. In addition, executive management oversees a people centric business of more than 20,000 employees, including 3,300 preneed sales personnel whose production does not initially impact revenues under GAAP.
Annual Base Salaries
For 2011, we targeted the base salary levels of our Named Executive Officers within range of the median benchmark levels of the Reference Group. We believed that level was appropriate to motivate and retain our Named Executive Officers, who each have leadership talents and business expertise that make them attractive to other companies. In addition, when adjusting salaries, we may also consider the individual performance of the executive.
In the first quarter of 2011, the Compensation Committee made the following salary adjustments: Mr. Waltrip received an increase of $1,200 to $951,200; Mr. Ryan received an increase of $64,200 to $1,014,200; Mr. Webb received an increase of $44,200 to $669,200; Mr. Tanzberger received an increase of $36,800 to $461,800; and Mr. Waring received an increase of $26,800 to $451,800. Mr. Waltrip's adjustment was made pursuant to the restructuring of the Company's long-term disability plan which shifts costs of disability insurance to individual officers as discussed under “Perquisites and Personal Benefits” below. The other four officers also received disability policy restructuring adjustments and, in addition, received adjustments in recognition of the officers' strong performance in a difficult economic environment.
Annual Performance-Based Incentives Paid in Cash
We use annual performance-based incentives paid in cash to focus our executive officers on financial and operational objectives that the Compensation Committee believes are primary drivers of our common stock price over time. In the first quarter of 2011 the Compensation Committee established the following performance measures as the basis for annual performance-based incentive awards for our Named Executive Officers:

•
Normalized Earnings Per Share, which we calculate by applying a 37% effective tax rate to the Company's calculation of its reported fully-diluted earnings per share and further adjusting that to exclude the following:

1. Special accounting, tax or restructuring charges
2. Litigation charges over $5 million
3. The cumulative effect of any changes in accounting or tax principles
4. Any extraordinary gain or loss
5. Any gain, loss or impairment charge recorded in association with the sale or potential sale of a business and/or real estate
6. The gain or loss associated with the early extinguishment of debt
7. Accounting charges or expenses relating to acquisitions
8. Currency gains or losses

•	Consolidated Free Cash Flow, which we calculate by adjusting Cash Flows from Operating Activities as follows:

(1)	Excluding:

(a)	Cash federal and state income taxes paid relating to taxable gains on sale of businesses or real estate closed in 2011, or sales closed in 2010 with the cash tax payments being made in 2011

(b)	Cash taxes and interest paid associated with federal, state or provincial tax audit settlements

(c)	Cash payments associated with major or material litigation settlements over $5 million

(d)	Cash payments and expenses relating to acquisitions

(2)	Deducting forecasted capital improvements at existing facilities and capital expenditures to develop cemetery property

(3)	Utilizing the forecasted amounts of cash taxes paid in 2011 that relate to normal operating earnings

•
Comparable Revenue Growth, which we define as the percentage change from the prior year in total revenue for combined funeral and cemetery comparable same-store locations in North America in mixed currency dollars.

•
Comparable Sales Production Growth, which we define as the percentage change from the prior year in combined total preneed funeral sales production, total preneed cemetery sales production and total at need cemetery sales production at comparable same-store locations in North America in mixed currency dollars.

In addition to the above performance measures, we established the following performance measures which are applicable only to Mr. Waring and which are designed to provide focus on the business segment under his management.

•	Comparable Segment Revenue Growth, which we define as Comparable Revenue Growth of the locations in Mr. Waring's business segment.

•	Comparable Segment Sales Production Growth, which we define as Comparable Sales Production Growth of the locations in Mr. Waring's business segment.
For 2011, we weighted each of the performance measures as follows: 25% Normalized Earnings Per Share, 25% Consolidated Free Cash Flow, 25% Comparable Revenue Growth and 25% Comparable Sales Production Growth for all Named Executive Officers except for Mr. Waring. For Mr. Waring, we weighted the performance measures as follows: 25% Normalized Earnings Per Share, 25% Consolidated Free Cash Flow, 25% Comparable Segment Revenue Growth and 25% Comparable Segment Sales Production Growth. The Compensation Committee established the following performance targets based on these measures for the performance period from January 1 through December 31, 2011.
Normalized Earnings Per Share at $0.6169
Consolidated Free Cash Flow at $267,101,000
Comparable Revenue Growth at 1.4%
Comparable Sales Production Growth at 3.45%
Segment Targets applicable to Mr. Waring:
Comparable Segment Revenue Growth at 0.85%
Comparable Segment Sales Production Growth at 2.32%
The Compensation Committee established target performance-based incentive award levels for 2011 generally consistent with our overall compensation philosophy to recognize achievement for greater levels of performance and to motivate and retain the executive level talent. As such, if SCI achieves the performance targets established by the Compensation Committee, executive officers would receive incentive awards at this targeted level. Actual incentive awards are decreased or increased on the basis of SCI's performance relative to the performance targets, subject to maximum award amounts of 200% of targeted incentive levels. The target range establishes a lower threshold to achieve a minimal annual performance-based incentive but with a higher bar to achieve a payout at or near the maximum award of 200% of the targeted incentive levels.

The award is based on base salary on the last day of the measurement period.
The target awards for the Named Executive Officers for 2011 were as follows:

Target Award (% of Base Salary)
R.L. Waltrip	100%
Thomas L. Ryan	110%
Michael R. Webb	100%
Eric D. Tanzberger	70%
Sumner J. Waring, III	60%
For 2011, SCI's actual performance measured as a percentage of the targets of the performance measures was as follows: 104.8% of Normalized Earnings Per Share, 105.9% of Consolidated Free Cash Flow, 101.5% of Comparable Revenue Growth, 101.8% of Comparable Sales Production Growth and, respecting Segment targets applicable to Mr. Waring, 103.3% of Comparable Segment Revenue Growth and 104.1% of Comparable Segment Sales Production Growth. The payouts for performance exceeding each performance measure were leveraged to reflect the Compensation Committee's expectation that superior performance would also contribute to increased shareholder values. Accordingly, actual performance measured against the performance measures resulted in (i) a 129.5% payout percentage for the Normalized Earnings Per Share performance measure, (ii) a 131.5% payout percentage for the Consolidated Free Cash Flow performance measure, (iii) a 137.6% payout percentage for the Comparable Revenue Growth performance measure, (iv) a 136.2% payout percentage for the Comparable Sales Production Growth performance measure, (v) a 184.9% payout percentage for the Comparable Segment Revenue Growth performance measure applicable to Mr. Waring, and (vi) a 184.2% payout percentage for the Comparable Segment Sales Production Growth performance measure applicable to Mr. Waring. As a result of the foregoing and giving effect to the weightings as described above, Messrs. Waltrip, Ryan, Webb and Tanzberger received annual performance-based incentives paid in cash at 133.7% of the target-based incentive award levels, and Mr. Waring received an annual performance-based incentive paid in cash at 157.5% of his target-based incentive award level. The actual dollar amounts of the payouts are set forth in footnote (2) to the Summary Compensation table below.
The Compensation Committee does have discretion regarding the annual performance-based incentives paid in cash, but the Compensation Committee did not exercise any discretion regarding the incentives for 2011.
Long-Term Incentive Compensation
In February of each year, the Compensation Committee sets the components of the long-term incentive compensation for that year. Awards granted in 2011 under our long-term incentive compensation program consisted of three components to provide balance and focus for the Named Executive Officers. Each form of long term incentive is designed to ensure that appropriate focus is given to driving the Company's stock price appreciation, managing the ongoing operations and implementing strategy and ensuring superior total shareholder returns. The program consists of equal targeted expected value delivered for long-term incentives in the form of:
(i) Stock Options;
(ii) Restricted Stock; and
(iii) Performance Units.
The total targeted expected value of the three awards for each of our Named Executive Officers was generally established within range of the market median of the Reference Group. The market median of the Reference

Group for each executive officer was based upon the position being evaluated and varied by position (for example, the value of an award for the position of President was higher than the value of an award for the position of Senior Vice President). In addition to such range, the Compensation Committee considered other factors in establishing the total targeted expected value for each executive officer, including the individual performance of each executive officer, the job responsibilities of each executive officer and the overall Company performance in light of the then-current economic environment. Once the total targeted expected value of the three types of awards was established for each executive officer, we calculated and granted to the executive officer (i) the number of stock options which had a value equal to one third of the total targeted expected value, (ii) the number of shares of restricted stock which had a value equal to one third of the total targeted expected value, and (iii) the number of performance units which had a value equal to one third of the total targeted expected value.
We believe that the grant of significant annual equity awards further links the interests of senior management and the Company's shareholders. Therefore, the grant of stock options and the award of restricted stock are important components of annual compensation. Although the Compensation Committee does not consider current stock ownership levels in determining equity awards, we do annually review the ownership levels and progress towards established ownership guidelines, as discussed below.
Stock Options
The purpose of using stock options is to provide to executive officers a reward whose value is directly attributable to their ability to increase the value of the business and our stock price. Stock options are granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date. Stock options vest at a rate of one third per year and have an eight-year term. The Compensation Committee establishes an economic value of stock options to be awarded and relies on its independent consultant to calculate the number of stock options substantially equivalent to those economic values.
Restricted Stock
The purpose of using restricted stock with vesting provisions is to assist in retaining our executive officers and encouraging stock ownership. The restricted stock awards are made at the same time as the stock option grants, vest at a rate of one-third per year and are based on the estimated grant date value of the restricted shares.
Performance Units
The purpose of using performance units is to reward executive officers for effective management of the business over a multi-year period. In addition, the performance units allow executive officers to retain or build their SCI stock ownership by providing liquidity that can be applied to taxes associated with option exercises and restricted stock vestings. The performance unit component is settled in cash at the end of a three-year performance period. Each performance unit has a value of $1.00 and the actual payout may vary by a range of 0% to 200% of the targeted award established by the Compensation Committee. The Performance Unit Plan measures the 3 year total shareholder return (“TSR”) relative to the public companies which are included in the Reference Group. TSR is defined as $100 invested in SCI common stock on the first day of the performance cycle, with dividends reinvested, compared to $100 invested in each of the public companies in the Reference Group, with dividend reinvestment during the same period. The Compensation Committee believes TSR is an appropriate metric because it (i) aligns the interests of management with the interests of shareholders, and (ii) provides a useful means of comparing Company performance relative to the performance of other companies.
For the 2009 — 2011 performance cycle, the closing stock price determinations as of December 31, 2009 and December 31, 2011 were used to calculate the awards due participants. For this performance cycle, the participants earned an award of 196% based on TSR greater than 129% and at the 74th percentile or better ranking relative to the reference group used in 2009.
For the 2011 — 2013 performance cycle, the Compensation Committee granted performance units with performance awards ranging from 0% to 200% as set forth below in the “Grants of Plan-Based Awards” table. A target award is earned if SCI's TSR relative ranking is at the 50th percentile of the TSR of the public companies in the 2011 Reference Group.
This component of our long-term incentive program has historically rewarded executives for increasing the Company's TSR relative to the companies in the Reference Group. However, because of our stock price decline during the economic downturn, there were no Performance Unit Plan payouts for each of the three year periods ending in 2008, 2009 and 2010. We believe superior relative performance in a down year deserves a reward. Accordingly, we modified the plan for 2011 and later years so that payouts are capped at target (but not eliminated) if SCI experiences negative TSR but performs well in relation to the Reference Group.
Provisions Regarding Claw-Backs
In November 2008, the Board of Directors adopted provisions for seeking the return (claw-back) from executive officers of cash incentive payments and stock sale proceeds in certain circumstances involving fraud. For awards in and after 2009, we added these provisions for the following elements of compensation: annual performance-based incentives paid in cash, stock options, restricted stock and performance units. The provisions would be triggered if the Board of Directors determines that an officer has engaged in fraud that caused, in whole or in part, a material adverse restatement of the Company's financial statements. In such an event, the Company would seek to recover from the offending officer the following:

•	The actual annual performance-based incentive paid in cash to the officer, but only if the original payment would have been lower if it had been based on the restated financial results.

•
The gains from sales of stock acquired under stock options realized at any time after the filing of the incorrect financial statements. (Any remaining vested and unvested stock options would be cancelled).

•	The gains from sales of restricted stock realized at any time after the filing of the incorrect financial statements. (Any remaining unvested restricted stock would be forfeited).

•	The amount of a performance unit award paid after the ending date of the period covered by the incorrect financial statements. (Any unpaid performance unit award would be forfeited).
Consideration of 2011 Say-on-Pay Vote
At our annual meeting of shareholders held on May 11, 2011, over 97% of the shares voted, representing more than 80% of the shares outstanding, were voted in favor of the proposal for an advisory vote to approve Named Executive Officer compensation (“say-on-pay” vote). The Compensation Committee believes this result is an indication that a significant majority of our shareholders are satisfied with our executive compensation policies and decisions, and that our executive compensation program effectively aligns the interests of our Named Executive Officers with the interests of our shareholders. The Compensation Committee considered the results of the 2011 say-on-pay vote, but such results did not impact the Committee's decisions regarding the determination of executive compensation for 2012. We will continue to consider the outcome of our “say-on-pay” vote results when determining future compensation policies and pay levels for our Named Executive Officers.
An advisory vote also was held on the frequency of the “say-on-pay” proposal. Shareholders expressed their preference for an annual advisory say-on-pay vote on executive compensation, and we have implemented that recommendation.

Securities Trading and Investment Policy
The Board of Directors maintains a policy governing directors and officers with regard to transactions involving the Company's securities, including purchases and sales of common stock.
Stock Ownership Guidelines and Retention Requirements
In 2004, we established stock ownership guidelines for officers. Share ownership is generally achieved through open market purchases of SCI stock, shares acquired in the company sponsored 401(k) plan, vesting of restricted stock and shares retained after exercise of stock options. The table below sets forth our current ownership guidelines for our officers.

Title	Target Holdings (# of Shares)
Chairman of the Board	400,000
President and Chief Executive Officer	400,000
Executive Vice President and Chief Operating Officer	200,000
Senior Vice President	100,000
Vice President	40,000 to 60,000
At March 12, 2012, the Named Executive Officers had attained or exceeded their ownership guideline levels.
In February 2011, we established a policy to require that an officer retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until that officer has met the ownership guidelines.
Employment Agreements; Termination Payment Arrangements
The Company has employment agreements with Messrs. R.L. Waltrip, Thomas L. Ryan, Michael R. Webb, Eric D. Tanzberger and Sumner J. Waring, III. These agreements have current terms expiring December 31, 2012. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party.
The employment agreements articulate the terms and conditions of the officers' employment with the Company including termination provisions and noncompetition obligations. Each November, we review the list of, and the terms and conditions of employment for, the Named Executive Officers and other officers with employment agreements in effect and determine whether to extend, modify or allow the agreements to expire.
In 2010, we amended our executive employment agreements to eliminate any obligation to pay tax gross ups in the event of a change of control of the Company. See “Elimination of Tax Gross Ups” below.
For further discussion of these employment agreements, refer to “Certain Information with Respect to Officers and Directors - Executive Employment Agreements” below.
Our employment agreements and compensation plans have historically incorporated arrangements for certain payments upon change of control of the Company and for other terminations. We believe that these arrangements have been and are necessary to attract, motivate, reward and retain the broad-based management talent required to achieve our corporate directives. In the context of a possible takeover, we believe that change-in-control provisions (i) help focus our executives on strategic alternatives that would maximize shareholder value, and (ii) provide for personal financial security, thereby reducing a concern which could be a distraction for the executive. Our change-in-control and other termination payment arrangements do not affect decisions regarding other compensation elements. We structured the terms and payout of our arrangements based upon our historical practice and competitive considerations, including advice from an independent consultant that such features were commonly used by publicly traded companies.
For further discussion of termination arrangements, refer to “Certain Information with Respect to Officers and Directors - Potential Payments Upon Termination” below.
Retirement Plans
We believe that financial security during retirement can be as important as financial security before retirement. We previously maintained a Supplemental Executive Retirement Plan for Senior Officers which ceased accruing benefits in 2000. In 2005, we implemented an Executive Deferred Compensation Plan for our executive officers which includes a Company contribution for retirement.
Our Supplemental Executive Retirement Plan for Senior Officers is a non-qualified plan under which our Named Executive Officers accrued benefits until December 31, 2000. No additional benefits will accrue after 2000. Each participant is entitled at age 60 to the annual payment of the full amount of his benefit.
To help retain and recruit executive level talent, the Company maintains a supplemental retirement and deferred compensation plan for its executive officers, the Executive Deferred Compensation Plan. This plan allows for an annual retirement contribution of 7.5% and a performance-based contribution targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in the Annual Performance-Based Incentives Paid in Cash above. The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentive paid in cash. The plan allows for individual deferral of base salary, annual performance-based incentives paid in cash, restricted stock awards and performance unit awards. The plan also allows for the restoration of Company matching contributions that are prohibited in the Company's 401(k) plan due to tax limits on contributions to qualified plans. In February 2012, the Company made the following contributions under the plan:

Name	7.5% Retirement Contribution	Performance Contribution	Total
R.L. Waltrip	NA	NA	NA
Thomas L. Ryan	$187,934	$251,330	$439,264
Michael R. Webb	117,294	156,861	274,155
Eric D. Tanzberger	67,050	89,668	156,718
Sumner J. Waring, III	65,911	88,146	154,057
We also offer a 401(k) plan to our employees, including our executive officers. In 2000, the Company initiated the 401(k) Retirement Savings Plan for elective contributions by participants and matching contributions by the Company up to prescribed limits established by the Board of Directors and specific IRS limitations. Participants may elect to defer up to 50% of salary and bonus into the Plan subject to the annual IRS contribution limit of $16,500 excluding the $5,500 catch-up contributions for eligible for participants age 50 and older. The Company's match ranges from 75% to 125% of employee deferrals based on their years of company service. The match is applied to a maximum of 6% of an officer's salary and annual performance-based incentive, subject to the IRS compensation limits.

Elimination of Tax Gross Ups
In 2010, the Compensation Committee eliminated tax gross ups from our elements of compensation. We amended our Executive Deferred Compensation Plan so that we do not pay any FICA tax gross up amounts as reported in years before 2010 under the category of “All Other Compensation” in the summary compensation table. In addition, we amended our executive employment agreements to eliminate any obligations to pay tax gross ups in the event of a change control of the Company.
Perquisites and Personal Benefits
We provide various personal benefits to our executive officers which are an expected component of the overall remuneration for executive talent, including:

•	financial and legal planning and tax preparation — provided to officers to encourage critical document preparation and financial planning advice for effective tax and retirement planning

•
supplemental medical reimbursements — provided to officers and managing directors. The insured benefit product covers out of pocket medical expenses, exclusive of required premium contributions by participants in the Company's medical and dental plans, and is a valued benefit provided at modest annual cost per participant.

•
long-term disability policy — for 2011, we have restructured our long-term disability policy such that approved coverage levels will be provided by insurance. We are eliminating this Company-paid benefit for officers and shifting the costs of new long-term disability insurance to the individual officers and have adjusted their salaries. Because of risks relating to the pre-existing condition provisions in the insurance policy, the Company continued to pay the premium on certain existing policies for part of 2012.

•	enhanced life insurance — executive life insurance program for officers generally covering approximately 3.5 times the executive's annual salary and bonus.

•
funeral and cemetery benefits — provides funeral/cemetery discounts for directors and officers and their immediate families, on an atneed or prearranged basis. Under the policy, the Company provides (i) services free of cost, and (ii) merchandise, property and interment rights at cost.

•	security and transportation services — security and transportation services are provided to the Chairman of the Board, and security services are provided to the Chief Executive Officer.

•
personal use of Company aircraft — officers are allowed certain hours of use of the Company's leased aircraft for personal reasons in accordance with the Company's usage policy approved by the Board of Directors. Hours allowed are based on title and approved by the Board. Effective in August 2011, the Board of Directors amended the aircraft policy to remove the requirement that officers sign a time-sharing agreement under which they reimbursed the Company for certain aircraft operating costs associated with their personal aircraft usage.

•	club memberships — for 2010, the Compensation Committee decided to eliminate reimbursement of monthly dues for club memberships. Prior to 2010, we reimbursed such monthly dues.
Personal benefit amounts are not considered annual salary for bonus purposes, deferred compensation purposes or 401(k) contribution purposes.
Compensation Policies and Practices as They Relate to Risk Management
In February 2011, we reviewed the risks arising from the Company's compensation policies and practices for its employees and made a determination that such risks are not reasonably likely to have a material adverse effect on the Company. At a meeting held February 8, 2011, the Compensation Committee of our Board of Directors reviewed and discussed compensation of Company employees, including the total potential maximum impact of the Company's variable compensation, the safeguards embodied in the compensation plans and that the compensation plans and compensation metrics do not provide incentives for management to take undue risks. The Compensation Committee reached a consensus to recommend to the Nominating and Corporate Governance Committee of our Board of Directors that it make the determination referenced above. At a meeting also held on February 8, 2011, the Nominating and Corporate Governance Committee considered the above referenced compensation information and the above referenced recommendation of the Compensation Committee. As a result, the Nominating and Corporate Governance Committee made a determination that the risks arising from the Company's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.
In February 2012, we followed the risk assessment process described in the preceding paragraph and again reached a determination that the risks arising from the Company's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Alan R. Buckwalter, III (Chairman)
Anthony L. Coelho
Malcolm Gillis
Victor L. Lund
John W. Mecom, Jr.

CERTAIN INFORMATION WITH RESPECT TO OFFICERS AND DIRECTORS
Compensation
The following table sets forth information for the three years ended December 31, 2011 with respect to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the “Total” column in the table reduced by the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

Summary Compensation Table

Name and Principal Position	Year	Salary	Restricted Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

R. L. Waltrip	2011	$951,015	$560,582	$583,599	$2,317,022	0	$326,651	$4,738,870
Chairman of the Board	2010	950,000	529,175	531,600	1,266,825	0	383,935	3,661,535
	2009	950,000	493,830	491,652	1,507,175	0	546,161	3,988,818

Thomas L. Ryan	2011	1,010,092	1,159,510	1,205,378	3,255,584	14,245	713,496	7,358,305
President and Chief	2010	948,077	991,250	998,764	1,393,508	16,313	711,976	5,059,888
Executive Officer	2009	900,000	832,815	829,587	1,427,850	22,001	215,247	4,227,500

Michael R. Webb	2011	665,285	560,582	583,599	1,711,452	33,574	511,445	4,065,937
Executive Vice President	2010	624,038	462,837	464,863	833,438	39, 372	496,108	2,920,656
and Chief Operating Officer	2009	600,000	385,020	384,119	951,900	54,704	191,351	2,567,094

Eric D. Tanzberger	2011	460,177	280,291	291,800	775,199	7,871	249,182	2,064,519
Senior Vice President	2010	424,038	181,475	182,953	340,043	8,921	255,139	1,392,569
and Chief Financial Officer	2009	400,000	161,541	161,342	380,760	11,857	100,287	1,215,787

Sumner J. Waring, III	2011	450,561	245,597	255,802	753,751	0	306,042	2,011,754
Senior Vice President	2010	423,077	181,475	182,953	358,849	0	270,116	1,416,470
Operations	2009	375,000	154,008	153,630	391,163	0	152,566	1,226,367
____________

(1)
The Restricted Stock Awards and Option Awards columns set forth the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made for the valuation of the awards are set forth in note 14 to the consolidated financial statements included in the SCI 2011 Annual Report on Form 10-K.

(2)	The Non-Equity Incentive Plan Compensation is composed of the following:

	Year	Annual Performance-Based Incentive Paid in Cash	Performance Units (a)

R .L.Waltrip	2011	$1,271,754	$1,045,268
	2010	1,266,825	0
	2009	1,507,175	0

Thomas L. Ryan	2011	1,491,584	1,764,000
	2010	1,393,508	0
	2009	1,427,850	0

Michael R. Webb	2011	894,720	816,732
	2010	833,438	0
	2009	951,900	0

Eric D. Tanzberger	2011	432,199	343,000
	2010	340,043	0
	2009	380,760	0

Sumner J. Waring, III	2011	427,019	326,732
	2010	358,849	0
	2009	391,163	0

____________
(a) Performance Units for 2011 related to the performance period of 2009-2011.

(3)
This column sets forth the change in the actuarial present value of each executive's accumulated benefit in 2011, 2010, and 2009 for the Supplemental Executive Retirement Plan for Senior Officers. The assumptions made for quantifying the present value of the benefits are set forth in note 15 to the consolidated financial statements included in the SCI 2011 Annual Report on Form 10-K.

(4)	All Other Compensation includes the following:

2011 All Other Compensation

Name	Contributions To Deferred Compensation Plan (a)	Contributions to 401 (k) Plan(a)	Life Insurance Related(b)	Disability Insurance (c)	Perquisites
					Personal Use of Aircraft(d)	Financial Planning(e)	Medical Reimburse-ment (f)	Other(g)

R. L. Waltrip		$18,375	$12,035		$131,945	$28,000	$8,134	$128,163
Thomas L. Ryan	$591,367	18,375	8,975	$4,028	71,066	2,000	9,885	7,800
Michael R. Webb	358,760	18,375	11,779	6,540	108,440	1,100	6,451
Eric D. Tanzberger	175,645	18,375	2,272		36,080	1,996	14,814
Sumner J. Waring, III	179,598	18,375	2,223	4,323	78,930	1,200	21,394
____________

(a)	The amounts represent contributions by the Company to the accounts of executives in the plans identified in the table.
(b)	The amounts represent payment for term life insurance premiums or supplemental life insurance.
(c)
The amounts represent the costs of premiums paid by the Company for long-term disability insurance. Disability insurance costs are being shifted to the individual officers in connection with the Company's restructuring of the long-term disability policy.

(d)
The amounts represent the incremental cost of personal use of the Company's leased aircraft. The cost includes the average cost of fuel used, direct costs incurred such as flight planning services and food, and an hourly charge for maintenance of engine and airframe. Effective in August 2011, the Board of Directors amended the aircraft policy to remove the requirement that officers sign a time-sharing agreement under which they reimbursed the Company for certain aircraft operating costs associated with their personal aircraft usage.

(e)	The amounts represent payments by the Company for tax and financial planning services incurred by the executives.
(f)	The amounts represent payments by the Company to the executive for medical expenses which are incurred but which are not reimbursed to the executive by the Company's health insurance.
(g)
For Mr. Waltrip, the amount in this column represents the costs of providing for him an automobile ($28,826), personal security and driving services of employees ($39,832) and guard and alarm services at his residence ($59,505). For Mr. Ryan, the amount represents the cost of providing security services at his residence.

Grants of Plan-Based Awards
The following table sets forth plan-based awards granted in 2011.
Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Restricted Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

		Performance units (#)	Threshold ($)	Target ($)	Maximum ($)

R. L. Waltrip	2/8/2011		$1	$951,200	$1,902,400
	2/8/2011	593,000	148,250	593,000	1,186,000
	2/9/2011					61,400				$560,582
	2/8/2011						214,000	$9.085	$9.17	583,599
Thomas L. Ryan	2/8/2011		1	1,115,620	2,231,240
	2/8/2011	1,220,000	305,000	1,220,000	2,440,000
	2/9/2011					127,000				1,159,510
	2/8/2011						442,000	9.085	9.17	1,205,378
Michael R. Webb	2/8/2011		1	669,200	1,338,400
	2/8/2011	593,000	148,450	593,000	1,186,000
	2/9/2011					61,400				560,582
	2/8/2011						214,000	9.085	9.17	583,599
Eric D. Tanzberger	2/8/2011		1	323,260	646,520
	2/8/2011	296,000	74,000	296,000	592,000
	2/9/2011					30,700				280,291
	2/8/2011						107,000	9.085	9.17	291,800
Sumner J. Waring, III	2/8/2011		1	271,080	542,160
	2/8/2011	259,000	64,750	259,000	518,000
	2/9/2011					26,900				245,597
	2/8/2011						93,800	9.085	9.17	255,802

In the table above, the four lines pertaining to each Named Executive Officer relate to the following:

•	First line - Annual Performance-Based Incentives Paid in Cash

•	Second line - Performance Units

•	Third line - Restricted Stock

•	Fourth line - Stock Options
The material terms of each such element of compensation are described previously in the “Compensation Discussion and Analysis.”
The performance units are settled in cash at the end of a three-year performance period. In addition, the performance units provide for pro rata vesting in the event of (i) death, (ii) disability, (iii) in the discretion of the Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, or (iv) termination by the Company not for cause. The pro rata vesting is determined by the number of months of service by the executive during the three-year performance period, divided by 36 (which is the number of months in a performance period). For a change of control of the Company, the performance units vest 100% and will be paid at target.
The restricted stock grants and stock option grants vest one-third per year. In addition, the restricted stock grants and stock option grants vest 100% in the event of (i) death, (ii) disability, (iii) in the discretion of the

Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, (iv) termination by the Company not for cause, or (v) change of control of the Company.
Holders of restricted stock receive dividend payments at the same rate as holders of outstanding shares of SCI common stock.
Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning unexercised options and restricted stock that has not vested as of the end our last completed fiscal year.
Outstanding Equity Awards at Fiscal Year-End 2011

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

	Exercisable	Unexercisable
R.L. Waltrip	150,200		6.9000	2/8/2013	147,001	$1,565,561
	189,400		8.2400	2/7/2014
	224,000		10.7300	2/13/2015
	174,000		11.6050	2/12/2016
	378,266	189,134(1)	4.1850	2/10/2017
	77,000	154,000(2)	7.6250	2/9/2018
	0	214,000(3)	9.0850	2/8/2019
Thomas L. Ryan	120,000		6.9000	2/8/2013	280,001	2,982,011
	260,400		8.2400	2/7/2014
	420,000		10.7300	2/13/2015
	294,000		11.6050	2/12/2016
	638,266	319,134(1)	4.1850	2/10/2017
	144,666	289,334(2)	7.6250	2/9/2018
	0	442,000(3)	9.0850	2/8/2019
Michael R. Webb	118,400		8.2400	2/7/2014	132,534	1,411,487
	210,000		10.7300	2/13/2015
	136,000		11.6050	2/12/2016
	295,533	147,767(1)	4.1850	2/10/2017
	67,333	134,667(2)	7.6250	2/9/2018
	0	214,000(3)	9.0850	2/8/2019

Outstanding Equity Awards at Fiscal Year-End 2011

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

	Exercisable	Unexercisable
Eric D. Tanzberger	84,000		10.7300	2/13/2015	59,434	$632,972
	57,100		11.6050	2/12/2016
	124,133	62,067(1)	4.1850	2/10/2017
	26,500	53,000(2)	7.6250	2/9/2018
	0	107,000(3)	9.0850	2/8/2019
Sumner J. Waring, III	53,200		8.2400	2/7/2014	55,034	586,112
	84,000		10.7300	2/13/2015
	49,000		11.6050	2/12/2016
	118,200	59,100(1)	4.1850	2/10/2017
	26,500	53,000(2)	7.6250	2/9/2018
	0	93,800(3)	9.0850	2/8/2019
________

(1)	These unexercisable options expiring 02/10/2017 vest 100% on 02/10/2012.

(2)	These unexercisable options expiring 02/09/2018 vest 50% on each of 02/09/2012 and 02/09/2013.

(3)	These unexercisable options expiring 02/08/2019 vest 33⅓% on each of 02/08/2012, 02/08/2013 and 02/08/2014.

(4)	The restricted stock for each person in the table vests as follows:

	Shares Vesting 03/05/2012	Shares Vesting 03/05/2013	Shares Vesting 03/05/2014
R.L. Waltrip	82,933	43,601	20,467
Thomas L. Ryan	152,000	85,667	42,334
Michael R. Webb	71,366	40,701	20,467
Eric D. Tanzberger	31,033	18,167	10,234
Sumner J. Waring, III	29,166	16,901	8,967
Option Exercises and Stock Vested
The following table provides information concerning each exercise of stock option and each vesting of restricted stock during the last fiscal year on an aggregated basis.
Option Exercises and Stock Vested for the Year Ended December 31, 2011`

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R.L. Waltrip	102,000	$451,074	78,766	$863,968
Thomas L. Ryan	114,500	545,440	137,200	1,504,820
Michael R. Webb	147,900	694,071	63,634	697,939
Eric D. Tanzberger	53,900	167,402	26,167	287,015
Sumner J. Waring, III	25,500	127,021	24,800	271,965

Pension Plans
The following table sets forth information regarding the SERP for Senior Officers as of December 31, 2011.
Pension Benefits as of December 31, 2011

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
R. L. Waltrip	SERP for Sr. Officers	NA	$0	0
Thomas L. Ryan	SERP for Sr. Officers	16	123,176	0
Michael R. Webb	SERP for Sr. Officers	22	381,173	0
Eric D. Tanzberger	SERP for Sr. Officers	15	62,587	0
Sumner J. Waring, III	SERP for Sr. Officers	NA	0	0
____________

(1)
The assumptions made for calculating the present value of accumulated benefit of the SERP for Sr. Officers are set forth in note 15 to the consolidated financial statements included in the SCI 2011 Annual Report on Form 10-K.

Supplemental Executive Retirement Plan for Senior Officers
In 2000, we amended the Supplemental Executive Retirement Plan for Senior Officers (“SERP for Senior Officers”) effective January 1, 2001. Under the amendment, no additional benefits will accrue and no employees shall become eligible to participate in the plan after 2000.
The SERP for Senior Officers is a non-qualified plan which covers certain executive officers and certain regional operating officers, including the Named Executive Officers. Benefits under the SERP for Senior Officers do not consist of compensation deferred at the election of participants. The amounts of benefits under the plan were previously set by the Compensation Committee from time to time. The Compensation Committee previously set guidelines such that the annual benefits would generally equal a percentage (75% for the CEO and lesser percentages for the other officers) of a participant's 1997 annual base salary and target bonus, with the benefits being reduced to the extent of the participant's benefits under Social Security and the SCI Cash Balance Plan. The participant will be entitled at age 60 to the annual payment of the full amount of his benefit; if his employment terminates earlier than age 60, he will be entitled to the annual payment of the amount of his benefit multiplied by a fraction of which the numerator is the participant's years of service and the denominator is the number of years from the participant's hire date until he reaches age 60.
Benefit payments will be made in the form of 180 monthly installments commencing at the later of severance of employment or the attainment of age 55. Prior to retirement, if a participant dies or in the event of a change of control of the Company (as defined in the SERP for Senior Officers), the Company will promptly pay to each beneficiary or participant a lump sum equal to the present value of the benefit that the participant would have been entitled to receive if he had continued to accrue benefit service from the date of death or the date of the change of control to the date of his 65th birthday. Participants may elect to begin receiving monthly benefits at age 55, while still employed, provided the participant gives written notice at least twelve months prior to the attainment of age 55. Such installments will be reduced for early commencement to reasonably reflect the time value of money.

Executive Deferred Compensation Plan
The following table provides information concerning contributions, earnings and other information under the Executive Deferred Compensation Plan.
Nonqualified Deferred Compensation in 2011

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
R.L. Waltrip	NA	NA	NA	NA	NA
Thomas L. Ryan	$1,399,870	$591,367	$143,220	0	$6,895,669
Michael R. Webb	767,187	358,760	109,683	0	4,952,748
Eric D. Tanzberger	61,615	175,645	423	53,449	1,186,032
Sumner J. Waring, III	62,919	179,598	(18,094)	0	1,343,168
____________

(1)	These executive contributions were made in 2011 and are included in the Summary Compensation Table for the year 2011 in the amounts and under the headings as follows:

	Salary	Restricted Stock
R.L. Waltrip	NA	NA
Thomas L. Ryan	$240,360	$1,159,510
Michael R. Webb	206,605	560,582
Eric D. Tanzberger	61,615	0
Sumner J. Waring, III	62,919	0

(1)	The registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.

(2)	The earnings reflect the returns of the measurement funds selected by the executives and are not included in the Summary Compensation Table.

(3)	The earnings reflect the returns of the measurement funds selected by the executives and are not included in the Summary Compensation Table.

(4)	The Aggregate Balance at Last FYE includes amounts previously reported as compensation in the Summary Compensation Table for years prior to 2011 as follows:

R.L. Waltrip	NA
Thomas L. Ryan	$4,491,666
Michael R. Webb	3,083,540
Eric D. Tanzberger	924,005
Sumner J. Waring, III	731,154
The Executive Deferred Compensation Plan is a supplemental retirement and deferred compensation plan for executive officers. The plan allows for Company contributions, including contributions of 7.5% and performance-based contributions targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in “Compensation Discussion and Analysis - Annual Performance-Based Incentives Paid in Cash.” The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentive paid in cash. The plan also allows for the restoration of Company matching contributions that are prohibited in the Company's 401(k) plan due to tax limits on contributions to qualified plans.

Company contributions to the plan generally vest over three years. If a participant is terminated by the Company not for cause, dies, becomes disabled, retires on or after age 60 with ten years of service or age 55 with 20 years of service, or in the event of a change of control of the Company as defined in the plan, the participant immediately vests 100% in the Company's contributions.
In addition, the plan allows for an individual participant to defer portions of his or her base salary, annual performance-based incentives paid in cash, restricted stock and performance units. The participant may defer up to 80% of salary, up to 100% of restricted stock and up to 90% of the other elements of compensation. All of these amounts are 100% vested.
Each participant may elect measurement funds, which are based on certain mutual funds, for the purpose of crediting or debiting additional amounts to his or her account balance. A participant may change his or her measurement funds election at any time. The Compensation Committee determines which measurement funds will be available for participants. For 2011, the available measurement funds, and their respective returns, were as follows:

	Fund Name	2011 Calendar Year Return
*	Advisor Managed Portfolio - Conservative	0.35%
*	Advisor Managed Portfolio - Moderate	1.09
*	Advisor Managed Portfolio - Moderate Growth	2.03
*	Advisor Managed Portfolio - Growth	2.82
*	Advisor Managed Portfolio - Aggressive	3.78
	American Funds International	-13.96
	Davis Value	-4.18
	Delaware VIP Int'l Value Equity Series	-14.43
	DWS VIP Small Cap Index	-4.41
	Fidelity VIP Contrafund	-2.53
	Fidelity VIP Index 500	2.04
	Fidelity VIP Money Market	0.11
	Fidelity VIP Mid Cap	-10.61
	Fidelity VIP Overseas	-17.16
	Invesco Van Kampen V.I. Mid Cap Value	0.92
	Janus Aspen Enterprise Portfolio	-1.42
	Janus Aspen Series Forty	-6.69
	LVIP Baron Growth Opportunities	4.02
	Mainstay VP Cash Management	0.01
	Mainstay VP High Yield Corporate Bond	6.26
	Mainstay VP ICAP Select Equity	-1.44
	MFS VIT Value Series	-0.30
	Morgan Stanley UIF Emerging Market Debt	7.03
	NYLIC General Account Fund	3.47
	PIMCO VIT Real Return Bond	11.68
	PIMCO VIT Total Return Bond	3.61
	Royce Small-Cap	-3.28
	T. Rowe Price Equity Income	-0.71
	T. Rowe Price Limited-Term Bond	1.60
	T. Rowe Price New American Growth	-1.07

____________
* These funds were implemented in August 2011 and their returns are based on an inception date of 8-19-2011.
A participant may generally elect to receive distribution at termination in a lump sum or in installments of up to five to fifteen years. With regard to the participant's contributions, the participant may schedule other distribution dates. For death, disability or change of control of the Company, the participant is entitled to a lump sum payment within 60 days.
Executive Employment Agreements
Current Executive Officers
The Company has employment agreements with the Named Executive Officers. These agreements have current terms expiring December 31, 2012. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Company's decision to authorize renewal, the employment agreement will not be extended.
These agreements provide for base salaries which may be increased by the Compensation Committee in its sole discretion, and the right to participate in bonus and other compensation and benefit arrangements. As of March 12, 2012, the base salaries for Messrs. R.L. Waltrip, Ryan, Webb, Tanzberger and Waring were $951,200, $1,014,200, $669,200, $481,800 and $451,800, respectively.
Pursuant to the agreements, in the event of termination of employment due to the executive's voluntary termination, the executive will be entitled to receive (i) salary earned to the date of termination and (ii) any incentive compensation that had been determined by the Compensation Committee but not yet paid. In the event of termination of employment due to disability or death, the executive or his estate will be entitled to receive (i) his salary through the end of his employment term, and (ii) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the annual performance-based incentive bonus the executive would have received if he had remained an employee through his employment term (“Pro Rated Bonus”). In the event of termination by the Company without cause, the executive will be entitled to receive (i) bi-weekly salary continuation payments based on his rate of salary for two years, (ii) Pro Rated Bonus, and (iii) continuation of health benefits for eighteen months. In the event of termination by the Company for cause, the executive will not be entitled to any further payments under the employment agreement. “Cause” includes conviction of a crime involving moral turpitude, failure to follow Company policy or directives, willful and persistent failure to attend to his duties, gross negligence or willful misconduct, and violation of his obligations under the employment agreement.
In the event of a change of control of the Company (as defined below) and the subsequent termination of the executive without cause or voluntary termination by the executive for Good Reason (as defined below) during the two years following the change of control, the executive will be entitled to the following.

•	A lump sum equal to three, multiplied by the sum of the executive's annual salary plus target annual performance-based incentive bonus (“Target Bonus”).

•	An amount equal to his target annual performance-based incentive bonus, prorated to the date of the change of control (“Partial Bonus”).

•	Continuation of health benefits for eighteen months.
“Good Reason” means relocation of the executive by more than 50 miles, reduction in base salary or bonus or other compensation programs, or reduction in the executive's aggregate benefits.
In 2010, the Company amended the employment agreements to eliminate any obligations to pay tax gross ups in the event of a change of control of the Company. See “Elimination of Tax Gross Ups” in the

Compensation Discussion and Analysis.
Upon termination of his employment, each executive (other than Mr. R.L. Waltrip) will be subject, at the Company's option, to a non-competition obligation for a period of one year which the Company may extend for one additional year. If the Company elects to have the non-competition provisions apply, the Company will make payments to the executive during the non-competition period at a rate equal to his base salary at the time of termination, unless such termination was for cause or the executive terminates his employment (other than within twenty-four months after a change of control for certain specified reasons), in which case the executive will be bound by the non-competition provisions without the Company making the corresponding payments.
With regard to Mr. R.L. Waltrip, his employment agreement provides that he will be subject to a 10 year non-competition obligation. However, SCI will not be required to make any further payments to Mr. Waltrip for the non-competition obligation.
Change of Control
Under the employment agreements, a change in control would include any of the following:

•
Any individual, entity or group acquires 20% or more of our common stock or voting securities (excluding certain acquisitions involving SCI or an SCI benefit plan or certain reorganization, merger or consolidation transactions);

•	Our incumbent directors cease to constitute a majority of our directors (our incumbent directors include persons nominated by the existing Board or Executive Committee);

•	Our shareholders approve certain reorganizations, mergers or consolidations; or

•	Our shareholders approve certain liquidations, dissolutions or sales of substantially all assets of SCI.
However, such a reorganization, merger, consolidation or sale of assets would not constitute a change of control if:
(1) More than 60% of the surviving corporation's common stock and voting shares is owned by our shareholders (in the same proportion that our shareholders owned shares in SCI before the transaction);
(2) No person (excluding SCI, any benefit plan of SCI or the surviving corporation, and a person owning 20% of SCI common stock or voting securities before the transaction) owns 20% or more of the common stock or voting shares of the surviving corporation; and
(3) A majority of the surviving corporation's Board members were incumbent SCI directors when the transaction agreement was entered.

Potential Payments Upon Termination
The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers in the event of a termination of employment. The amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below. In addition, each Named Executive Officer will be entitled to receive his benefits described in the preceding tables titled “Pension Benefits” and “Nonqualified Deferred Compensation in 2011.”

R.L. Waltrip

Executive Benefits and Payments Upon Termination as of 12-31-11	Voluntary Termination	Involuntary Not for Cause Termination	Change of Control: Involuntary or Good Reason Termination	Disability	Death

Compensation:
Base Salary		$1,902,400	$2,853,600	$951,200	$951,200
Annual Performance-Based Incentive Paid in Cash
Target Bonus			2,853,600
Pro Rated Bonus		1,271,754		1,271,754	1,271,754
Partial Bonus			951,200
Long Term Incentives
Performance Units
2009-2011 (performance period)	$1,045,268	1,045,268	1,045,268	1,045,268	1,045,268
2010-2012 (performance period)	1,351,280	1,351,280	889,000	1,351,280	1,351,280
2011-2013 (performance period)	1,186,000	1,186,000	593,000	1,186,000	1,186,000
Stock Options
Unvested and Accelerated	2,023,511	2,023,511	2,023,511	2,023,511	2,023,511
Restricted Stock
Unvested and Accelerated	1,565,561	1,565,561	1,565,561	1,565,561	1,565,561
Other Benefits:
Nonqualified Deferred Compensation
Unvested and Accelerated
Post-retirement Health Care		20,360	20,360
Life Insurance Proceeds					150,000
Disability Benefits
Total:	$7,171,620	$10,366,134	$12,795,100	$9,394,574	$9,544,574

Thomas L. Ryan

Executive Benefits and Payments Upon Termination as of 12-31-11	Voluntary Termination	Involuntary Not for Cause Termination	Change of Control: Involuntary or Good Reason Termination	Disability	Death

Compensation:
Base Salary		$2,028,400	$3,042,600	$1,014,200	$1,014,200
Annual Performance-Based Incentive Paid in Cash
Target Bonus			3,346,860
Pro Rated Bonus		1,491,584		1,491,584	1,491,584
Partial Bonus			1,115,620
Long Term Incentives
Performance Units
2009-2011 (performance period)		1,764,000	1,764,000	1,764,000	1,764,000
2010-2012 (performance period)		2,538,400	1,670,000	2,538,400	2,538,400
2011-2013 (performance period)		2,440,000	1,220,000	2,440,000	2,440,000
Stock Options
Unvested and Accelerated		3,630,167	3,630,167	3,630,167	3,630,167
Restricted Stock
Unvested and Accelerated		2,982,011	2,982,011	2,982,011	2,982,011
Other Benefits:
Nonqualified Deferred Compensation
Unvested and Accelerated		1,792,134	1,792,134	1,792,134	1,792,134
Post-retirement Health Care		25,079	25,079
Life Insurance Proceeds					7,000,000
Disability Benefits				559,361
Total:		$18,691,775	$20,588,471	$18,211,857	$24,652,496

Michael R. Webb

Executive Benefits and Payments Upon Termination as of 12-31-11	Voluntary Termination	Involuntary Not for Cause Termination	Change of Control: Involuntary or Good Reason Termination	Disability	Death

Compensation:
Base Salary		$1,338,400	$2,007,600	$669,200	$669,200
Annual Performance-Based Incentive Paid in Cash
Target Bonus			2,007,600
Pro Rated Bonus		894,720		894,720	894,720
Partial Bonus			669,200
Long Term Incentives
Performance Units
2009-2011 (performance period)		816,723	816,723	816,723	816,723
2010-2012 (performance period)		1,182,560	778,000	1,182,560	1,182,560
2011-2013 (performance period)		1,186,000	593,000	1,186,000	1,186,000
Stock Options
Unvested and Accelerated		1,697,591	1,697,591	1,697,591	1,697,591
Restricted Stock
Unvested and Accelerated		1,412,552	1,412,552	1,412,552	1,412,552
Other Benefits:
Nonqualified Deferred Compensation
Unvested and Accelerated		946,341	946,341	946,341	946,341
Post-retirement Health Care		25,079	25,079
Life Insurance Proceeds					4,600,000
Disability Benefits				2,877,626
Total:		$9,499,967	$10,953,687	$11,683,314	$13,405,688

Eric D. Tanzberger

Executive Benefits and Payments Upon Termination as of 12-31-11	Voluntary Termination	Involuntary Not for Cause Termination	Change of Control: Involuntary or Good Reason Termination	Disability	Death

Compensation:
Base Salary		$923,600	$1,385,400	$461,800	$461,800
Annual Performance-Based Incentive Paid in Cash
Target Bonus			969,780
Pro Rated Bonus		432,199		432,199	432,199
Partial Bonus			323,260
Long Term Incentives
Performance Units
2009-2011 (performance period)		343,000	343,000	343,000	343,000
2010-2012 (performance period)		465,120	306,000	465,120	465,120
2011-2013 (performance period)		592,000	296,000	592,000	592,000
Stock Options
Unvested and Accelerated		729,043	729,043	729,043	729,043
Restricted Stock
Unvested and Accelerated		632,972	632,972	632,972	632,972
Other Benefits:
Nonqualified Deferred Compensation
Unvested and Accelerated		144,258	144,258	144,258	144,258
Post-retirement Health Care		25,079	25,079
Life Insurance Proceeds					2,750,000
Disability Benefits
Total:		$4,287,271	$5,154,792	$3,800,392	$6,550,392

Sumner J. Waring, III

Executive Benefits and Payments Upon Termination as of 12-31-11	Voluntary Termination	Involuntary Not for Cause Termination	Change of Control: Involuntary or Good Reason Termination	Disability	Death

Compensation:
Base Salary		$903,600	$1,355,400	$451,800	$451,800
Annual Performance-Based Incentive Paid in Cash
Target Bonus			813,240
Pro Rated Bonus		427,019		427,019	427,019
Partial Bonus			271,080
Long Term Incentives
Performance Units
2009-2011 (performance period)		326,732	326,732	326,732	326,732
2010-2012 (performance period)		465,120	306,000	465,120	465,120
2011-2013 (performance period)		518,000	259,000	518,000	518,000
Stock Options
Unvested and Accelerated		689,204	689,204	689,204	689,204
Restricted Stock
Unvested and Accelerated		586,112	586,112	586,112	586,112
Other Benefits:
Nonqualified Deferred Compensation
Unvested and Accelerated		144967	144967	144967	144967
Post-retirement Health Care		25,079	25,079
Life Insurance Proceeds					2,362,500
Disability Benefits				3,106,290
Total:		$4,085,833	$4,776,814	$6,715,244	$5,971,454

Below is a description of the assumptions that were used in creating the tables above.
Base Salary and Annual Performance-Based Incentive Paid in Cash
The amounts of these elements of compensation are governed by the employment agreements. See “Executive Employment Agreements” herein above. At December 31, 2011, each of the employment agreements had a term expiring December 31, 2012. In addition, the meaning of “change of control” as used in the tables is set forth in the employment agreements.
Performance Units, Stock Options and Restricted Stock
The amounts pertaining to the performance units, stock options and restricted stock are governed by the terms of their respective awards. See the discussion following the table “Grants of Plan-Based Awards” herein above. With respect to unvested performance units, restricted stock and stock options, the tables assume that accelerated vesting for voluntary termination at retirement occurs in the discretion of the Compensation Committee at age 60 with ten years of service or at age 55 with 20 years of service.
As discussed previously, performance units vest 100% upon a change of control and are paid at target. For other terminations (including death, disability, certain retirements and termination not for cause), the performance units become vested pro rata, but are not paid until after the expiration of their three year periods. For purposes of the tables above, these pro rata payments are estimated based upon calculations which assume the performance period of each performance unit ended December 31, 2011. Regarding the performance units for the 2009-2011 performance period, the amounts reported in the columns represent the awards actually payable at the end of the three year performance period and do not represent any enhancements due to termination of employment.
For stock option amounts, the tables provide values for options which would become vested upon a termination event. The values are based upon the difference between the closing market price of SCI stock of $10.65 per share on December 31, 2011, and the actual exercise prices of the options. The amounts of unvested options and their exercise prices are set forth in the table “Outstanding Equity Awards at Fiscal Year-End 2011” herein above.
For restricted stock amounts, the tables provide values for restricted stock which would become vested upon termination events shown in the tables. The values are calculated by multiplying the unvested amounts of restricted stock by $10.65, the closing market price of SCI stock on December 31, 2011. The amounts of unvested restricted stock are set forth in the table “Outstanding Equity Awards at Fiscal Year-End 2011” herein above.
Other Benefits
In the tables, the amounts of Nonqualified Deferred Compensation are the unvested amounts pertaining to each executive's interest in the Executive Deferred Compensation Plan. For a discussion of vesting, see the discussion following the table “Nonqualified Deferred Compensation in 2011” herein above.
The amounts of Post-retirement Health Care represent Company estimates of the value of these benefits.
The amounts of Disability Benefits are based upon the present value of the future stream of disability payments the executive would receive from insurance policies paid for by the Company if he remained disabled for the maximum period covered. The present value calculations were made using an assumed interest rate of 2.79% per year.
Compensation of Directors
The compensation of directors is described under “Election of Directors - Director Compensation” herein above.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Board members who served on the Compensation Committee during 2011 were Messrs. Alan R. Buckwalter, III, Anthony L. Coelho, Malcolm Gillis, Victor L. Lund and John W. Mecom, Jr. No member of the Compensation Committee in 2011 or at present was or is an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company.
CERTAIN TRANSACTIONS
For 2011, SCI paid $119,688 in compensation to Mr. Kevin Mack in his capacity as an employee of the Company. Mr. Mack is the brother of Mr. Stephen M. Mack, Senior Vice President Middle Market Operations of the Company.
The family of Mr. Sumner J. Waring, III, Senior Vice President Major Market Operations, has had a relationship with SCI since 1996, when the family sold its business to SCI. For 2011, the Company paid

$28,500 to Mr. Waring's mother for services under a consulting agreement which expired in April 2011. In 2011, the Company leased office space through April 2012 from a company owned by Mr. Waring's mother and paid rent in the amount of $12,684 in 2011. In February 2012, the Company authorized a twelve month extension of the lease through April 2013. In addition, Mr. Waring's mother owns a company that leases funeral homes to the Company under a lease expiring in 2016 for which the Company paid rent of $200,000 in 2011.
Barrow, Hanley, Mewhinney & Strauss, Inc. (“BHMS”) is a holder of more than 5% of the outstanding shares of Common Stock of the Company. During 2011, BHMS was one of the investment managers of portfolios of independent trusts which hold funds collected from consumers in connection with preneed funeral sales and preneed cemetery sales. The process by which such portfolio managers are chosen and overseen is outlined above under the section entitled “Board of Directors - Board Committees - Investment Committee”. During 2011, BHMS managed on average approximately $250,140,095 for such trusts and was managing approximately $251,490,181 at the end of 2011. Such trusts are prohibited from investing in SCI stock or other SCI securities. For such services, the trusts paid fees of $642,857 to BHMS for 2011. It is expected that BHMS will continue to act as an investment manager for such trusts during 2012.
In February 2007, the Company adopted a written policy regarding “related person transactions” which are required to be disclosed under SEC rules. Generally, these are transactions that involve (i) the Company, (ii) a director, officer or 5% shareholder, or family member or affiliates, and (iii) an amount over $120,000. Under the policy, our General Counsel will review any related person transaction with our Nominating and Corporate Governance Committee or its Chairman. Then, the committee or the Chairman will make a determination whether the transaction is consistent with the best interests of the Company and our shareholders. In February 2012, the Nominating and Corporate Governance Committee, reviewed and approved the transactions reported above.
VOTING SECURITIES AND PRINCIPAL HOLDERS
The table below sets forth information with respect to any person who is known to the Company as of March 14, 2011 to be the beneficial owner of more than five percent of the Company's Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class
FMR LLC, Fidelity Management & Research Company, Fidelity Advisor Leveraged Company Stock Fund, Fidelity Leveraged Company Stock Fund and Edward C. Johnson, 3d	35,465,937	(1)	15.6%
82 Devonshire Street Boston, Massachusetts 02109

Southeastern Asset Management, Inc., Longleaf Partners Small Cap Fund and O. Mason Hawkins	31,656,007	(2)	13.9%
6410 Poplar Ave., Suite 900 Memphis, TN 38119

Barrow, Hanley, Mewhinney & Strauss, Inc.	25,938,321	(3)	11.4%
2200 Ross Avenue, 31st Floor Dallas, Texas 75201-2761

Vanguard Windsor Funds — Vanguard Windsor II Fund 23-2439132	21,420,336	(4)	9.4%
(“Windsor II”)
100 Vanguard Blvd Malvern, Pennsylvania 19355

BlackRock, Inc.	12,314,308	(5)	5.4%
40 East 52nd Street New York, NY 10022

____________

(1)
Based on a filing made by the named companies and person on February 14, 2012, which reported sole voting power for 2,385 shares, shared voting power for no shares, sole investment power for 35,465,937 shares and shared investment power for no shares.

(2)
Based on a filing made by the named companies and person on February 6, 2012, which reported sole voting power for 11,099,584 shares, shared voting power for 17,451,523 shares, sole investment power for 14,204,484 shares and shared investment power for 17,451,523 shares.

(3)
Based on a filing made by Barrow, Hanley, Mewhinney & Strauss, Inc. on February 10, 2012, which reported sole voting power for 880,985 shares, shared voting power for 25,057,336 shares, sole investment power for 25,938,321 shares and shared investment power for no shares. BHMS has informed the Company that the shares reported in the table as beneficially owned by BHMS include all 21,420,336 shares reported in the table as beneficially owned by Windsor II, for whom BHMS is an investment manager.

(4)
Based on a filing made by the named fund on January 26, 2012, which reported sole voting power for 21,420,336 shares, shared voting power for no shares, sole investment power for no shares and shared investment power for no shares. BHMS has informed the Company that the shares reported in the table as beneficially owned by BHMS include all 21,420,336 shares reported in the table as beneficially owned by Windsor II, for whom BHMS is an investment manager.

(5)
Based on a filing made by the named company on February 8, 2012, which reported sole voting power for 12,314,308 shares, shared voting power for no shares, sole investment power for 12,314,308 shares and shared investment power for no shares.

The table below sets forth, as of March 12, 2012, the amount of the Company's Common Stock beneficially owned by each Named Executive Officer, each director and nominee for director, and all directors and executive officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have sole voting and investment power, unless otherwise noted. Securities that have been pledged are disclosed in the notes.

Name of Individual or Group	Shares Owned		Right to Acquire Ownership Under Options Exercisable Within 60 Days	Percent of Class
R. L. Waltrip	1,900,024	(1)	1,530,333	1.5%
Thomas L. Ryan	1,047,172		2,488,466	1.6%
Michael R. Webb	600,343		1,113,699	*
Eric D. Tanzberger	216,730		415,966	*
Sumner J. Waring, III	315,628		447,766	*
Alan R. Buckwalter	104,287		—	*
Anthony L. Coelho	52,090		—	*
A. J. Foyt, Jr.	59,668	(2)	—	*
Malcolm Gillis	77,593	(3)	—	*
Victor L. Lund	140,757		—	*
John W. Mecom, Jr.	120,199		—	*
Clifton H. Morris, Jr.	168,227	(4)	—	*
W. Blair Waltrip	1,605,870	(5)	—	*
Marcus A. Watts	16,600		—	*
Edward E. Williams	273,741		—	*
Executive Officers and Directors as a Group (26 persons)	7,213,137		8,552,846	7.0%

____________
* Less than one percent

(1)
Includes 468,384 shares held in trusts under which Mr. R. L. Waltrip's three children, as trustees, share voting and investment powers; Mr. R.L. Waltrip disclaims beneficial ownership of such shares. These shares are also included in the shares owned by Mr. W. Blair Waltrip. See Footnote (5). Also includes 470,133 shares held by trusts of which Mr. R. L. Waltrip is the trustee having sole voting and investment powers.

(2)	Includes 1,125 shares owned by Mr. Foyt's wife.

(3)	Includes 33,954 shares owned by Dr. Gillis's wife.

(4)	Includes 4,034 shares owned by Mr. Morris' wife. Mr. Morris disclaims beneficial ownership of such shares.

(5)
Includes 253,438 shares held in trusts for the benefit of Mr. W. Blair Waltrip, and 468,384 shares held in trusts under which Mr. W. Blair Waltrip, his brother and his sister are trustees and have shared voting and investment power and for which Mr. W. Blair Waltrip disclaims 2/3 beneficial ownership. Also includes 105,357 shares held by other family members or trusts, of which shares Mr. W. Blair Waltrip disclaims beneficial ownership. Of the shares attributable to the trusts, 468,384 shares are also included in the shares owned by Mr. R. L. Waltrip. See Footnote (1). Also includes 79,600 shares held by a charitable foundation of which Mr. W. Blair Waltrip is President.

REPORT OF THE AUDIT COMMITTEE
The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities to ensure the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications, independence and performance and the performance of the Company's internal audit function. The Audit Committee's functions are detailed in the section entitled “Board of Directors - Board Committees - Audit Committee” above. The Audit Committee Charter is available for viewing on the SCI's home page, www.sci-corp.com, and is also available in print to any shareholder who requests it.
Each member of the Audit Committee is independent and financially literate, as defined by the New York Stock Exchange rules, and is limited to serving on no more than three audit committees of public companies. The Board of Directors has appointed, and the Audit Committee has acknowledged, Mr. Victor L. Lund, Chairman of the Audit Committee, as the Audit Committee Financial Expert as defined by the rules of the Securities and Exchange Commission.
The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with the independent registered public accounting firm. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board's AU Section 380 (Communication with Audit Committees). The Audit Committee has also received the written disclosures in the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's independence, and has discussed with the independent registered public accounting firm their independence. The Audit Committee has also reviewed the independence of the independent registered public accounting firm considering the compatibility of non-audit services with maintaining their independence from the Company. Based on the preceding review and discussions contained in this paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE:
Victor L. Lund, Chair
Alan R. Buckwalter, III
Malcolm Gillis
Clifton H. Morris
Edward E. Williams

PROPOSAL 2
PROPOSAL TO APPROVE THE SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee of the Board of Directors of the Company has recommended PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012. PricewaterhouseCoopers and its predecessors have audited the Company's accounts since 1993. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting, and such representative will have the opportunity to make a statement if he or she desires to do so and be available to respond to appropriate questions at such meeting. The Audit Committee wishes to submit the selection of PricewaterhouseCoopers for shareholders' approval at the Annual Meeting. If the shareholders do not give approval, the Audit Committee will reconsider its selection. The affirmative vote of the holders of a majority of shares represented at the Annual Meeting will be required for approval of this proposal.
Audit Fees and All Other Fees
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy permits the Audit Committee to grant pre-approval for specifically defined audit and non-audit services. All of the fees set forth below were pre-approved by the Audit Committee.
Audit Fees
Fees for audit services were $5,698,516 in 2011 and $5,200,752 in 2010, including fees associated with the annual audit of the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, the reviews of the Company's quarterly reports on Form 10-Q, and fees related to statutory audits.
Audit- Related Fees
Fees for audit-related services totaled $56,259 in 2011 and $510,748 in 2010. The audit-related services in 2011 and 2010 were primarily related to an effectiveness review of certain financial processes and related controls.
Tax
Fees for tax services, including tax compliance, tax advice and tax planning, were $1,527,521 in 2011 and $1,237,750 in 2010. Fees for tax services in 2011 and 2010 were primarily for assistance in international corporate restructuring.
All Other Fees
Fees for all other services not described above were approximately $3,411 in 2011 and $3,198 in 2010. Amounts for both years were for research database licensing fees.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

PROPOSAL 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to SEC rules, we are asking shareholders to approve the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve the compensation of our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any related material contained in our Proxy Statement.”
The compensation of our executive officers is based on a program that ties a substantial percentage of an executive's compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term shareholder value and position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance based compensation and the terms of annual and long-term incentive awards are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program, and therefore the compensation awarded to Named Executive Officers under the current program, fulfills this objective.
Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. For additional discussion of our focus on performance, see the “Compensation Highlights” on page 21.
Although the vote is non-binding, the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company's compensation program. Approval of this proposal is subject to the approval of a majority of the holders of shares of the Company's common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share held. Abstentions will have the same effect as a vote AGAINST this proposal. Broker non-votes are not counted.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that all required Form 3, 4 and 5 reports for transactions occurring in 2011 were timely filed, except that (i) Mr. Alan R. Buckwalter, III, a director, filed late one Form 4 in 2012 reporting one transaction in 2011, and (ii) Dr. Malcolm Gillis, a director, filed late one Form 4 in 2011 reporting twelve transactions resulting from dividend reinvestments occurring from July 31, 2008 to April 29, 2011.
Proxy Solicitation
In addition to solicitation by mail or internet, further solicitation of proxies may be made by mail, facsimile, telephone or oral communication following the original solicitation by directors, officers and regular employees of the Company who will not be additionally compensated therefore, or by its transfer agent. The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation material regarding the Annual Meeting to beneficial owners.
Other Business
The Board of Directors of the Company is not aware of other matters to be presented for action at the Annual Meeting of Shareholders; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment.
Submission of Shareholder Proposals
Any proposal to be presented by a shareholder at the Company's 2013 Annual Meeting of Shareholders must be received by the Company by November 29, 2012, so that it may be considered by the Company for inclusion in its proxy statement relating to that meeting.
Pursuant to the Company's Bylaws, any holder of Common Stock of the Company desiring to bring business before the Company's 2013 Annual Meeting of Shareholders in a form other than a shareholder proposal in accordance with the preceding paragraph must give advance written notice in accordance with the Bylaws that is received by the Company, addressed to the Secretary, no earlier than January 11, 2013 and no later than January 31, 2013. Any notice pursuant to this or the preceding paragraph should be addressed to the Secretary, Service Corporation International, 1929 Allen Parkway, P.O. Box 130548, Houston, Texas 77219-0548.
To avoid unnecessary expense, please return your proxy regardless of the number of shares that you own. Simply date, sign and return the enclosed proxy in the enclosed business reply envelope. Thank you.
Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548
March 30, 2012

Annex A

2011 REFERENCE GROUP
Sourced from Meridian Compensation Partners, LLC

AAA Northern California, Nevada and Utah
Abercrombie & Fitch
ACCO Brands Corporation
Acuity Brands Inc
AGL Resources Inc.
Alberto-Culver Company
Allegheny Energy, Inc.
Alliance Data Systems
American Axle & Manufacturing, Inc.
Ametek, Inc.
AMSTED Industries Incorporated
Andersen Corporation
Ann Taylor, Inc.
Argo Group US
Arizona Public Service
Armstrong World Industries, Inc.
Bausch & Lomb Incorporated
Beazer Homes USA, Inc.
Belk, Inc.
Blue Cross and Blue Shield of Nebraska
Blue Cross Blue Shield of Arizona, Inc.
Blue Cross Blue Shield of Kansas
Blue Cross Blue Shield of Kansas City
BorgWarner Inc.
Brady Corporation
Brown-Forman Corporation
Brunswick Corporation
Career Education Corporation
Ceridian Corporation
Chipotle Mexican Grill, Inc.
Chiquita Brands International, Inc.
Church & Dwight Co., Inc.
Cliffs Natural Resources Inc.
CME Group Inc.
Comerica Bank
Constellation Brands, Inc.
Corn Products International Inc
Covanta Holding Corporation
CUNA Mutual Group
Curtiss-Wright Corporation
Del Monte Foods Company
Deluxe Corporation
Donaldson Company, Inc.
Dynegy Inc.
E.ON U.S.
Edison Mission Energy

Edwards Lifesciences LLC
Energizer Holdings, Inc.
ENSCO International Incorporated
Equifax Inc.
Erie Insurance Group
Essilor of America
FMC Corporation
Furniture Brands International, Inc.
GAF Materials Corporation
GATX Corporation
Global Crossing Ltd.
Global Payments Inc.
Granite Construction
H. B. Fuller Company
Hanesbrands, Inc.
Henkel of America, Inc.
Herman Miller, Inc.
Huntington Bancshares Incorporated
Idaho Power Company
IMS Health Inc
Iron Mountain, Inc.
Jones Lang LaSalle
Joy Global Inc.
Kaman Corporation
King Pharmaceuticals, Inc
L.L. Bean Incorporated
Lennox International Inc.
Lorillard Tobacco Company
M & T Bank Corporation
Marshall & Ilsley Corporation
Martin Marietta Materials, Inc.
McCormick & Company, Inc.
Mead Johnson Nutrition CO
Mirant Corporation
Molson Coors Brewing Company
MoneyGram International, Inc.
Moody's Corporation
Nalco Company
NewPage Corporation
Nicor Inc.
OGE Energy Corp.
Olin Corporation
Pactiv Corporation
People's United Financial, Inc.
Phillips-Van Heusen Corporation

Pioneer Natural Resources Company
PNM Resources, Inc.
Portland General Electric Company
Protective Life Corporation
Rayonier Inc.
Redcats USA
Rhodia, Inc.
Rich Products Corporation
RRI Energy, Inc.
Sandia National Laboratories
Sanofi Pasteur
Sappi Fine Paper North America
Sauer-Danfoss Inc.
Schneider National, Inc.
Sensient Technologies
Sentry Insurance
Solutia Inc.
Sonoco Products Company
SRA International
Steelcase Inc.
SuperMedia
TAQA New World Inc.
Temple-Inland Inc.
The Bon-Ton Stores, Inc.
The Brink's Company
The Dun & Bradstreet Corporation
The Scotts Miracle-Gro Company
The Timberland Company
The Timken Company
The Valspar Corporation
Thomas & Betts Corporation
Trinity Industries, Inc.
Tupperware Corporation
United Launch Alliance, LLC
United Space Alliance
USG Corporation
Valmont Industries, Inc.
Vulcan Materials Company
W. L. Gore & Associates, Inc.
W. R. Grace & Co.
Warner Bros. Entertainment Inc.
Waters Corporation
Wells' Dairy
WGL Holdings Inc
Wyndham Worldwide Corporation

A-1

Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548

SERVICE CORPORATION INTERNATIONAL ATTN: INVESTOR RELATIONS 1929 ALLEN PARKWAY HOUSTON, TX 77019
VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For	Withhold	For All		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote			All	All	Except
FOR the following:			☐	☐	☐
1	Election of Directors
Nominees

01	R. L. Waltrip	02	Anthony L. Coelho		03	Marcus A. Watts	04	Edward E. Williams

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2	Approval of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2012.							☐	☐	☐

3	To approve, by advisory vote, named executive officer compensation.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

SERVICE CORPORATION INTERNATIONAL PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS For The Annual Meeting of Shareholders May 09,2012

The undersigned hereby appoints Thomas L. Ryan, Gregory T. Sangalis and Eric D. Tanzberger, and each or any of them as attorneys, agents and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of Service Corporation International (the "Company") to be held in the Conference Center, Heritage I and II, Service Corporation International, 1929 Allen Parkway, Houston, Texas at 9:00 a.m. Houston time on May 9, 2012, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present as indicated on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting. This proxy, when properly executed, will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of directors, FOR approval of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm, and FOR approval by advisory vote of named executive officer compensation.

Continued and to be signed on reverse side